Exhibit 10.29

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”), dated as of February 12, 2023 (the “Effective Date”), is entered into by and between, on the one hand, CSPC Megalith Biopharmaceutical Co., Ltd., having a place of business at 519, Cangsheng Road, High-Tech Development Zone, Shijiazhuang, Hebei, China (“CSPC”), and, on the other hand, Corbus Pharmaceuticals, Inc., a Delaware corporation, having a place of business at 500 River Ridge Dr., Norwood, MA 02062 (“Corbus”). CSPC and Corbus each shall be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, CSPC owns or has rights in and to the Compound (as defined below); and

WHEREAS, Corbus desires to obtain an exclusive license under the Licensed IP Rights (as defined below) in the Field (as defined below) in the Collaborative Territory (as defined below) on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both Parties, the Parties hereby agree as follows:

1.
DEFINITIONS

For purposes of this Agreement, the terms with initial letters capitalized, whether used in the singular or the plural, defined in this Section 1 (Definitions) shall have the respective meanings set forth below or, if not listed below, the meanings designated in this Agreement (and derivative forms thereof shall be interpreted accordingly):

1.1
“Adverse Event” means any adverse medical occurrence in a patient or clinical investigation subject that is administered a pharmaceutical product, as designated in the United States of America under 21 CFR § 312.32 and any other Applicable Laws.
1.2
“Affiliate” means, as of the Effective Date and during the Term, with respect to any Person any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person, for so long as such control exists. For the purposes of this definition, a Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. Notwithstanding the foregoing, for purposes of this Agreement, [***] (as defined below) shall not be considered an Affiliate of CSPC at any time during the Term of this Agreement.

1.3
“Applicable Laws” means any law, statute, ordinance, code, rule, regulation, policy or guideline that has been enacted or issued by a Governmental Authority and is in force as of the Effective Date or comes into force during the Term, in each case to the extent that the same are applicable to the performance by either of the Parties of their respective obligations under this Agreement.
1.4
“Background Intellectual Property” means, with respect to a Party: (a) any and all Data and Technology, including any amendment, modification or improvement thereof, that is in-licensed, created, invented, conceived, first reduced to practice, or developed by or on behalf of such Party prior to the Effective Date of this Agreement, or is in-licensed, created, invented, conceived, first reduced to practice, or developed after the Effective Date of this Agreement independent of this Agreement without the use of, reliance on or access to the other Party’s Confidential Information; and (b) any and all Intellectual Property Rights in and to such Data and Technology.
1.5
“Biologic License Application” or “BLA” means a Biologic License Application in the United States as described in Section 351(a) of the United States Public Health Service Act (“PHS Act”) or an abbreviated Biologic License Application as described in Section 351(k) of the PHS Act.
1.6
“Biosimilar Product” means, with respect to a Licensed Product and on a country-by-country basis, any product that is not produced, licensed or owned by Corbus or any of its Affiliates (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product,” or “biosimilar product”) approved by way of an abbreviated regulatory mechanism by the relevant Regulatory Authority in a country in reference to such Licensed Product, that in each case: (a) is sold in the same country (or is commercially available in the same country via import from another country) as the applicable Licensed Product by any Third Party that is not a Sublicensee of Corbus or any of its Affiliates and that did not purchase such product in a chain of distribution that included Corbus or any of its Affiliates or Sublicensees; (b) has been granted Regulatory Approval with reference to, or in reliance on, in whole or in part, a prior Marketing Approval of such Licensed Product; and (c) has been granted Regulatory Approval as a biosimilar or interchangeable biological product with such Licensed Product by the applicable Regulatory Authority, in each case, as is necessary to permit substitution of such product for the Licensed Product under Applicable Laws in such country, including, with respect to the United States, to an Abbreviated New Drug Applications under Section 505(j) of the FD&C Act (21 USC 355(j)) or approved as a “Biosimilar Biologic Product” under Title VII, Subtitle A Biologics Price Competition and Innovation Act of 2009, Section 42 U.S.C. § 262, Section 351 of the PHS Act, or, outside the United States, in accordance with European Directive 2001/83/EC on the Community Code for medicinal products (Article 10(4) and Section 4, Part II of Annex I) and European Regulation EEC/2309/93 establishing the community procedures for the authorization and evaluation of medicinal products, each as amended, and together with all associated guidance, and any counterparts thereof or equivalent process inside or outside of the United States or European Union to the foregoing.
1.7
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31.

1.8
“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.9
“Clinical Trial” means any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or other (including a non-intervention study) clinical trial in humans to obtain information regarding a Licensed Product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, or efficacy of a Licensed Product.
1.10
“CMC Activities” means chemistry, manufacturing, controls and related activities in support of Regulatory Submissions and Regulatory Approvals for the Licensed Products.
1.11
“Collaborative Territory” means the United States, the EU-Plus Countries, United Kingdom, Canada, and Australia.
1.12
“Combination Product” means any pharmaceutical product containing (a) a Licensed Product and (b) at least one other active pharmaceutical ingredient, whether in the same or different formulations, and whether sold as a fixed dose or as separate doses.
1.13
“Commercialization” means, with respect to any product, any and all activities directed to marketing, advertising, promoting, distributing, importing, exporting, using, offering to sell, and selling or otherwise commercializing such product, including: pre-launch activities to prepare a market for potential sales, modeling and pharmaco-economic studies, epidemiological studies, governmental affairs, and public policy activities, patient services, patient advocacy engagement, and activities related to pricing and reimbursement, including seeking and maintaining any required Pricing Approvals and reimbursement approvals. For clarity, [***]. When used as a verb, “Commercialize” means to engage in Commercialization.
1.14
“Commercially Reasonable Efforts” means, with respect to Corbus, that level of efforts and resources expended by Corbus, directly or through one (1) or more of its Affiliates or Sublicensees, consistent with the level of efforts and resources that is [***]. “Commercially Reasonable Efforts” shall be [***].
1.15
“Competing Product” means any biologic product which contains an antibody drug conjugate that is solely Directed To the Target.
1.16
“Compound” means (a) that antibody drug conjugate known as SYS6002, consisting of a novel monoclonal antibody Directed To the Target [***].
1.17
“Control” or “Controlled” means, with respect to any Data and Technology, Patents, or other Intellectual Property Rights, the legal right (whether by ownership, license, or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant a license or a sublicense of or under such Data and Technology, Patents, or other Intellectual Property Rights to the other Party without breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party.

1.18
“Cover” means, with respect to a Licensed Patent in reference to a Licensed Product, that the manufacture, use, offer for sale, sale or import of the Licensed Product, absent a license to such Licensed Patent, would infringe a Valid Claim in such Licensed Patent; provided, however, that in determining whether a Valid Claim of a pending patent application within the Licensed Patents (which, for clarity, has been pending for a period of [***]) would be infringed, such Valid Claim shall be treated as if issued in the form then currently being prosecuted. “Covered” and “Covering” have the correlative meanings.
1.19
“Created” means, with respect to any Data and Technology, made, created, authored, or invented (as determined based on United States laws of inventorship), as applicable.
1.20
“CSPC Competitor” means a Third Party that: (a) [***]; or (b) [***].
1.21
“CSPC Competitor Change of Control” means, with respect to Corbus, the occurrence of any one (1) of the following events: (a) a Third Party acquires, directly or indirectly, shares of Corbus representing fifty percent (50%) or more of the voting shares (where voting refers to being entitled to vote for the election of directors) then outstanding of Corbus; (b) Corbus consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into Corbus, in either event pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger are not held by the holders of the outstanding voting shares of Corbus (or of any Affiliate of Corbus) preceding such consolidation or merger; or (c) Corbus conveys, transfers or leases all or substantially all of its assets to a Third Party, only as long as in each case of (a) – (c) such acquiring or merging Third Party is a CSPC Competitor.
1.22
“CSPC Group” means CSPC Pharmaceutical Group Limited, having a place of business at 3206, 32/F, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong.
1.23
“CSPC IND” means the Investigational New Drug Application No. 163526 for the purposes of obtaining permission to conduct Phase 1 Clinical Trial of the Compound in the United States submitted by CSPC.
1.24
“Data and Technology” means all creations, inventions, discoveries, know-how, works of authorship, data, and other information, including study data, development data, information (including scientific, technical or regulatory information), methods, techniques, materials, technology, results, analyses, laboratory, safety, pharmacology, toxicology, chemistry, manufacturing and controls (CMC) data, manufacturing and formulation methodologies and techniques, formulas, recipes, test methodologies, quality systems information, efficacy studies and data, absorption, distribution, metabolism and excretion studies and data, and regulatory information, filings and supporting data.
1.25
“Development” means any and all clinical drug development activities conducted before or after obtaining Marketing Approval that are reasonably related to or leading to the development, preparation, and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting or expanding Marketing Approval or to the appropriate body for obtaining, supporting or expanding Pricing Approval, including all activities related to pharmacokinetic profiling, design and conduct of clinical studies, regulatory affairs, statistical analysis, report writing, and regulatory filing creation and submission (including the services of outside advisors and consultants in connection therewith). “Development” shall not include Manufacturing or Commercialization. When used as a verb, “Develop” means to engage in Development.
1.26
“Directed To” means, with regard to any [***] or product, that such [***] or product: (a) binds specifically and directly to the Target; and (b) [***], as determined based on reasonable experimental data or generally accepted scientific literature, in either case available at the time of completion of preclinical development of such [***] or product.
1.27
“Divestiture” means, with respect to a Competing Product of Corbus or the successor of Corbus in a CSPC Competitor Change of Control, the divestiture of such Competing Product through: (a) an outright sale or assignment of all rights in such Competing Product to a Third Party with no further material role, influence or authority of the applicable party, directly or indirectly, with respect to such Competing Product; or (b) the complete cessation of all Development, Manufacture, and Commercialization activities with respect to such Competing Product. When used as a verb, “Divest” and “Divested” means to cause or have caused a Divestiture.
1.28
“EMA” means the European Medicines Agency or any successor entity thereto.
1.29
“EU-Plus Countries” means the countries listed on Exhibit E (EU-Plus Countries).
1.30
“Excluded Territory” means worldwide excluding the Collaborative Territory.
1.31
“Executive Officer” means, with respect to CSPC, its Chief Executive Officer, and with respect to Corbus, its Chief Executive Officer, or, in either case, a designee with senior decision-making authority.
1.32
“Exploitation” means any and all activities included in or directed to research, Development, Commercialization, use, offering for sale, sale, importing, or otherwise exploiting (but excluding any and all activities directed to Manufacturing or having Manufactured). When used as a verb, “Exploit” means to engage in Exploitation.
1.33
“FDA” means the Food and Drug Administration of the United States, or the successor thereto.
1.34
“Field” means the prevention and treatment of all oncology Indications in humans.
1.35
“Finished Product” means a Licensed Product in its finished, labeled, assembled, and packaged form, ready for sale to the market or use in Clinical Trials.
1.36
“First Commercial Sale” means, with respect to any Licensed Product or Biosimilar Product in any country in the Collaborative Territory, the first sale, transfer, or disposition for value or for end use or consumption of such Licensed Product or Biosimilar Product, as applicable, after, to the extent applicable, the applicable Regulatory Approvals (if any) have been granted by the applicable Regulatory Authority in such country for such sale, transfer, or disposition.
1.37
“Fully Burdened Manufacturing Cost” has the meaning as provided in the Master Supply Agreement.
1.38
“GAAP” means the United States’ generally accepted accounting principles in effect from time to time.
1.39
“Governmental Authority” means any federal, state, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.40
“Greater China” means the People’s Republic of China, including Hong Kong and the Macao Special Administrative Region, and Taiwan.
1.41
“Improvements” means any and all improvements, modifications, or enhancements to, or derivatives of, the underlying Data and Technology of the Licensed IP Rights Created by or on behalf of any Party during the Term of this Agreement.
1.42
“Indication” means any disease, disorder, syndrome, or condition, or manifestation of the foregoing. For the avoidance of doubt: (a) a disease or medical condition and all primary symptoms associated with such disease or medical condition (whether classified by severity or otherwise) shall be treated as the same Indication; and (b) different types of cancer shall be treated as different Indications.
1.43
“Initiation” or “Initiated” means, with respect to a Clinical Trial of a Licensed Product, the first dosing of the first human subject pursuant to the protocol for such Clinical Trial.
1.44
“Intellectual Property Rights” means any and all intellectual property and proprietary rights associated with Data and Technology arising under the laws of the United States and any other relevant jurisdiction, whether registrable or not, or comprising an application for registration or certification or Regulatory Approval, including, all: (a) rights with respect to patents and patent applications and divisionals, continuations, continuations-in-part, reissues, renewals, and extensions thereof and similar rights (including utility patent, design patent, plant patent, plant variety protection, and utility model rights) (collectively, “Patents”); (b) copyrights, copyright registrations, and applications for copyright registrations; (c) rights to authorship and moral rights; (d) invention rights, rights to trade secrets, and rights to know-how and expertise, discoveries, information, data and material, and all derivatives, modifications and improvements thereof; (e) rights to trademarks (including goodwill), databases, and mask works, and any applications, registrations, and other rights with respect thereto; and (f) all other intellectual property rights and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing.

1.45
“Know-How” means Data and Technology that is not subject to an issued Patent or a published Patent application, and is not freely available for use without restriction by the public, and any associated documentation and any media on which the foregoing is recorded, and any tangible embodiment of the foregoing.
1.46
“Licensed IP Rights” means, collectively, the Licensed Patents and the Licensed Know-How.
1.47
“Licensed Know-How” means all trade secret and other Know-How rights owned or otherwise Controlled by CSPC or any of its Affiliates as of the Effective Date or during the Term in and to all data, information, compositions and other Data and Technology (including formulae, procedures, protocols, techniques, and results of experimentation and testing) which are necessary or reasonably useful for Corbus or any of its Sublicensees to use, Develop, Manufacture (only to the extent permitted under and in compliance with Section 11.3 (Master Supply Agreement) and Section 3.1.1 (Exclusive License)), Commercialize, or sell or seek Regulatory Approval to market a Licensed Product in the Field in the Collaborative Territory.
1.48
“Licensed Patents” means any and all of the following: (a) the Patents listed on Exhibit B (Licensed Patents); (b) any other Patents which are owned by or otherwise Controlled by CSPC or any of its Affiliates as of the Effective Date or at any time during the Term in any country of the world that Cover a Licensed Product (subject to the full and timely payment of the pass-through fees as provided in Section 4.5 (Pass-Through Fees) below); (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, any of the Patents described in clauses (a) and (b) above or any of the Patent applications that resulted in any of the Patents described in clauses (a) and (b) above; and (d) all Patents that have issued or in the future issue from any of the foregoing Patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.
1.49
“Licensed Product” means any product in any dosage form, formulation, presentation, or package configuration which is, incorporates or contains a Compound, whether alone or in combination with any other active ingredient.
1.50
“Licensed Product CDx” means any companion developed by or for CSPC or Corbus or any of their respective Affiliates that is specifically for use in prescribing or monitoring use of a Licensed Product.
1.51
“Licensed Product CDx IP” means all Intellectual Property Rights Controlled by CSPC or any of its Affiliates that are necessary or reasonably useful for the manufacture, use, offer for sale, sale, or import of any Licensed Product CDx solely in conjunction with the Development or Commercialization of any Licensed Product. Licensed Product CDx IP excludes any Intellectual Property Rights Controlled by CSPC or any of its Affiliates for which CSPC or such Affiliate would owe any money to a Third Party for the grant of the license in Section 3.8 (Non-Exclusive License to Licensed Product CDx IP) or Corbus’s exercise thereof.
1.52
“Manufacturing” means, with respect to any product (including an active pharmaceutical ingredient and other material contained therein), any and all activities related to the manufacture of such product, including qualification, validation and scale-up, pre-clinical, clinical and commercial manufacture, packaging, labeling, filing, finishing, assembly, processing, in-process and finished product testing, release of such product, ongoing stability tests, storage, shipping, supply or storage of such product (or any components or process steps involving such product or [***]), placebo or comparator agent, as the case may be, product characterization, technical support activities, and regulatory activities related to any of the foregoing. When used as a verb, “Manufacture” means to engage in Manufacturing.
1.53
“Marketing Approvals” means, with respect to a Licensed Product, all approvals, licenses, registrations, or authorizations, including emergency use authorizations, of the Regulatory Authorities in a country that are necessary for the commercial marketing and sale of such Licensed Product in such country, including the approval of a BLA.
1.54
“NDA” means a New Drug Application, Biologics License Application, Marketing Authorization Application, or similar application for Marketing Approval of a Licensed Product submitted to the FDA or other Regulatory Authority.
1.55
“Net Sales” means, with respect to a Licensed Product, the total amount invoiced on sales of a Licensed Product in the Collaborative Territory (excluding any sales of any Licensed Product, or in any country, with respect to which the Royalty Term does not apply) by Corbus or any of its Affiliates or any of their Sublicensees (each, an “Invoicing Party”) to Third Parties, in bona fide arm’s length transactions, less the following deductions, in each case related to the Licensed Product and to the extent actually incurred, allowed, paid, accrued, or allocated in accordance with GAAP, consistently applied: [***]. For clarity, [***]. All of the deductions for Bad Debts shall not exceed an aggregate maximum of [***] of the total invoice price of each sale of the applicable Licensed Product. All of the deductions for Transportation-Related Charges shall not exceed an aggregate maximum of [***] of the total invoice price of each sale of the applicable Licensed Product.

“Net Sales” shall not include: (a) transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes; or (b) sales of a Licensed Product between or among Corbus and its Affiliates or Sublicensees for the resale of such Licensed Product by the purchaser thereof to Third Parties (but the subsequent resale of such Licensed Product to a Third Party, including a bona-fide end user or customer of the Licensed Product shall be included in Net Sales).

In the event a Licensed Product is sold as part of a Combination Product in a country, the Net Sales for such Combination Product shall be calculated for each applicable Calendar Quarter as follows:

(a)
If Corbus or any of its Affiliates or Sublicensees separately sells in such country or other jurisdiction, (A) a product containing as its sole active ingredient a Compound (the “Mono Product”) and (B) products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated [***].

(b)
If Corbus or any of its Affiliates or Sublicensees separately sells in such country or other jurisdiction the Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated [***].
(c)
If Corbus or any of its Affiliates or Sublicensees do not separately sell in such country or other jurisdiction the Mono Product but do separately sell products containing as their sole active ingredients the other active ingredients contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated [***].

If Corbus or any of its Affiliates or Sublicensees do not separately sell in such country or other jurisdiction both the Mono Product and the other active ingredient or ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be negotiated and determined by both Parties in good faith [***] based on the relative fair market value of such Mono Product and such other active ingredient or ingredients.

Corbus covenants that neither it nor any of its Affiliates or Sublicensees shall, when pricing a Licensed Product and any other product or active ingredient that are sold separately but used in combination, unfairly allocate the prices between such Licensed Product and such other product or active ingredient and Corbus and its Affiliates and Sublicensees shall not manipulate the prices of such Licensed Product or any of such other product or active ingredient to avoid or reduce royalty payments or obligations that would otherwise be due for sales of such Licensed Product in combination form or otherwise.

1.56
“New Patent Application” means: (a) any priority patent application; and (b) any follow-on patent application from a priority application that includes new subject matter not found in the priority application or any earlier filed follow-on patent application from the priority application.
1.57
“Non-Royalty Sublicense Income” means any payments or other consideration, including non-cash consideration, that Corbus or any of its Affiliates receives in consideration for a Sublicense, other than [***]. If Corbus or any of its Affiliates receives non-cash consideration in consideration for a Sublicense (e.g., equity interests), then the payment to CSPC pursuant to Section 4.4 (Non-Royalty Sublicense Income) with respect to such non-cash consideration shall be based on the market value of such consideration calculated at the time of the transaction and assuming an arm’s length transaction, except that if the non-cash consideration is a freely transferable security and to the extent permitted by Applicable Laws, CSPC may agree for Corbus to make the payment to CSPC pursuant to Section 4.4 (Non-Royalty Sublicense Income) in the same form in which the payment was received by Corbus. If Corbus or any of its Affiliates is involved in a transaction not at arm’s length with a Sublicensee, Non-Royalty Sublicense Income shall be calculated, respectively, based on the fair market value of such consideration or transaction calculated at the time of the transaction and assuming an arm’s length transaction made in the ordinary course of business. For clarity, [***].
1.58
[***].

1.59
“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority, or any other form of entity not specifically listed herein.
1.60
“Phase 1 Clinical Trial” means a human clinical trial of a Licensed Product in patients and/or healthy volunteers with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in US 21 CFR § 312.21(a) or a comparable clinical trial prescribed by the relevant Regulatory Authority in a country other than the United States. The Licensed Product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 1 Clinical Trial shall be deemed commenced when Initiated.
1.61
“Phase 2 Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Licensed Product for a particular Indication or Indications in patients with the disease or Indication under study or would otherwise satisfy requirements of U.S 21 CFR § 312. 21(b) or its foreign equivalent. The Licensed Product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 2 Clinical Trial shall be deemed commenced when Initiated.
1.62
“Phase 3 Clinical Trial” means a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for an NDA or would otherwise satisfy requirements of U.S 21 CFR § 312. 21(c), or its foreign equivalent. The Licensed Product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 3 Clinical Trial shall be deemed commenced when Initiated.
1.63
“Pricing Approvals” means such governmental approval, agreement, determination, or decision establishing prices for a Licensed Product that can be charged or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price or reimbursement of pharmaceutical products.
1.64
“Regulatory Approvals” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, and Pricing Approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers of any Regulatory Authority that are necessary for the testing, research, development, registration, manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of a pharmaceutical product (including any Licensed Product) in any country or jurisdiction.
1.65
“Regulatory Authority” means any Governmental Authority, including the FDA, EMA, or any health regulatory authority in any country or jurisdiction that is a counterpart to the foregoing agencies, in each case, that holds responsibility for the development, manufacture, distribution, importation, exportation and commercialization of, and the granting of Regulatory Approval for, a pharmaceutical product in such country or jurisdiction.

1.66
“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than any issued and unexpired Patents) conferred by any Regulatory Authority with respect to a Licensed Product in a country or jurisdiction in the Collaborative Territory that prohibits the Commercialization of a Biosimilar Product of such Licensed Product, including orphan drug exclusivity, pediatric exclusivity, new chemical exclusivity, or data exclusivity.
1.67
“Regulatory Submissions” means applications for Regulatory Approvals, notifications, and other submissions made to or with a Regulatory Authority that are necessary or reasonably desirable to Develop, Manufacture, or Commercialize a Licensed Product in a particular country, whether obtained before or after a Regulatory Approval in the country. Regulatory Submissions include investigational new drug applications, BLAs and NDAs, and amendments and supplements to any of the foregoing and their foreign counterparts, applications for Pricing Approvals and reimbursement approvals, and all proposed labels, labeling, package inserts, monographs, and packaging for a Licensed Product in a particular country.
1.68
“Right of Reference” means as that term is defined in US 21 CFR §314. 3(b) or any analogous Applicable Laws recognized outside of the United States.
1.69
“Royalty Term” means, with respect to a Licensed Product and on a country-by-country basis, the period commencing upon the First Commercial Sale of such Licensed Product in such country and ending upon the later of: (a) the expiration or abandonment of the last-to-expire Valid Claim of a Licensed Patent in such country Covering such Licensed Product; (b) ten (10) years after the date of First Commercial Sale in such country; and (c) expiration of the Regulatory Exclusivity for such Licensed Product in the applicable country.
1.70
“Segregate” means, with respect to a Competing Product, to segregate the Development, Manufacture, and Commercialization activities relating to such Competing Product from the Development, Manufacture, and Commercialization activities with respect to the Licensed Products under this Agreement, including ensuring that: (a) no personnel involved in performing the Development, Manufacture, or Commercialization, as applicable, of such Competing Product have access to non-public plans or non-public information relating to the Development, Manufacture or Commercialization of the Licensed Products or any other relevant Confidential Information (as defined in Section 12.1 (Confidential Information) below) of Corbus or CSPC; and (b) no personnel involved in performing the Development, Manufacture or Commercialization of Licensed Products have access to non-public plans or non-public information relating to the Development, Manufacture, or Commercialization of such Competing Product.
1.71
“Sublicense” means: (a) any right granted, license given or agreement entered into by Corbus to or with any other Person or entity, under or with respect to or permitting any Exploitation of any of the Licensed IP Rights (but excluding arms-length distributors and Third Parties conducting research or development or service providers providing manufacturing or clinical activities); (b) any option or other right granted by Corbus to any other Person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Corbus toward any other Person or entity not to grant any of the rights described in clause (a) or (b) to any Third Party; in each case regardless of whether such grant of rights, license given, or agreement entered into is referred to or is described as a sublicense.

1.72
“Sublicensee” means any Person granted a Sublicense.
1.73
“Target” means Nectin-4.
1.74
“Third Party” means any Person other than CSPC, Corbus, and their respective Affiliates.
1.75
“United States” means the United States of America (including the states and the District of Columbia), its territories, its possessions, and other areas subject to its jurisdiction (including Puerto Rico and U.S. military bases abroad).
1.76
“Upstream License Agreement” means [***].
1.77
“Valid Claim” means: (a) a claim of an issued and unexpired patent included within the Licensed Patents, which has not been held permanently revoked, unenforceable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; and (b) a claim of any patent application within the Licensed Patents that is being prosecuted in good faith and which has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.
2.
REPRESENTATIONS, WARRANTIES AND COVENANTS
2.1
Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants to the other Party as follows:
2.1.1
Such Party is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated;
2.1.2
such Party: (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder (including, in the case of CSPC, to cause its Affiliates to grant the licenses granted hereunder on behalf of its Affiliates, to comply with the provisions of Section 3.5 (Non-Compete) and to transfer the CSPC IND to Corbus); and (b) has taken all necessary corporate actions on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation, enforceable against such Party in accordance with its terms;
2.1.3
all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained;
2.1.4
the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (a) do not conflict with or violate any requirement of Applicable Laws; and (b) do not conflict with, or constitute a default under, any contractual obligation of it;

2.1.5
such Party shall, and such Party hereby covenants to the other Party that it shall, perform its activities pursuant to this Agreement in compliance with Applicable Laws, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted and shall at all times comply (and shall ensure compliance by any of its subcontractors) with all applicable national, federal, state and local laws, regulations and ordinances in performing its obligations under this Agreement; and
2.1.6
such Party is not debarred under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws and it does not, and shall not during the Term, employ or use the services of any Person or entity who is debarred, in connection with the Development, Manufacture, or Commercialization of the Licensed Products. If either Party becomes aware of the debarment or threatened debarment of any Person or entity providing services to such Party, including the Party itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, the other Party shall be immediately notified in writing.
2.2
CSPC Representations and Warranties. CSPC hereby further represents and warrants as of the Effective Date (and, where expressly provided in the applicable provision, covenants with respect to all periods thereafter during the Term) to Corbus that:
2.2.1
CSPC or its Affiliates are (and at all times during the Term shall be) the sole owner of or otherwise have the right to grant all rights and licenses under the Licensed IP Rights and the Licensed Product CDx IP it purports to grant to Corbus under this Agreement, and as of the Effective Date, neither CSPC or any of its Affiliates (a) has assigned, licensed, transferred, or encumbered (or will assign, license, transfer, or encumber) any of the Licensed IP Rights or the Licensed Product CDx IP in a manner inconsistent with its obligations hereunder; or (b) has sent any notice to any Third Party claiming any infringement or misappropriation of the Licensed IP Rights.
2.2.2
Exhibit B (Licensed Patents) sets forth an accurate and complete list of all Licensed Patents that exist as of the Effective Date, and indicates for each Patent the Person that owns such Patent.
2.2.3
As of the Effective Date, to the knowledge of CSPC, there are no pending inter partes reviews, post-grant reviews, interferences, re-examinations, or oppositions involving the Licensed Patents that are in or before any patent authority (or other Governmental Authority performing similar functions), or written claims or assertions received by CSPC or any of its Affiliates regarding the inventorship of any invention claimed in such Patent or alleging that additional or alternative inventors should be listed.
2.2.4
As of the Effective Date, none of the inventions claimed by the Licensed Patents are a “subject invention” as that term is described in 35 U.S.C. Section 201(e).
2.2.5
As of and prior to the Effective Date: (a) neither CSPC nor any of its Affiliates has received any claims or assertions in writing that CSPC’s use of the Compound, CSPC’s exercise of any of the Licensed IP Rights, or CSPC’s Exploitation of any Licensed Product does or may infringe, misappropriate, or otherwise violate any Intellectual Property Right of any

Third Party and (b) neither CSPC nor any of its Affiliates is aware of any Intellectual Property Right that is or may be infringed, misappropriated, or otherwise violated by CSPC’s use of the Compound, CSPC’s exercise of any of the Licensed IP Rights, or CSPC’s Exploitation of any Licensed Product.
2.2.6
As of the Effective Date (a) neither CSPC nor any of its Affiliates has submitted any Regulatory Submission with respect to a Licensed Product in the Field in the Collaborative Territory, other than the CSPC IND; (b) CSPC has made available to Corbus true, correct, and complete copies of the CSPC IND and all correspondence with the FDA related thereto; and (c) to the knowledge of CSPC, neither CSPC nor any of its Affiliates, nor any of its or their respective officers, employees, or agents, has made an untrue statement of material fact or fraudulent statement to the FDA with respect to the CSPC IND or failed to disclose a material fact required to be disclosed to the FDA with respect to the CSPC IND.
2.2.7
As of the Effective Date, this Agreement conforms to the requirements of the Upstream License Agreement with respect to the rights to grant a sublicense to Corbus under the Upstream License Agreement.
2.3
Certain Covenants Regarding Upstream License Agreement
2.3.1
CSPC shall make any and all payments that become due under the Upstream License Agreement in accordance with the terms of the Upstream License Agreement.
2.3.2
CSPC is in compliance in all material respects with the Upstream License Agreement, and, to CSPC’s knowledge, the other party to the Upstream License Agreement is not in breach in any respect of the Upstream License Agreement.
2.3.3
In the event that CSPC receives a notice or other communication alleging it is in breach (including a notice or other communication threatening termination) of the Upstream License Agreement which may affect the rights granted to Corbus under this Agreement, CSPC shall promptly provide Corbus with a copy of such notice. Without limiting any other right or remedy of Corbus under this Agreement, in the event that CSPC fails to perform any of its obligations under the Upstream License Agreement, CSPC shall seek to cure such breach and take any other steps as are required to ensure that the rights granted to Corbus under this Agreement are not adversely affected.
2.3.4
CSPC shall not agree to any amendment or other modification (including termination) to the Upstream License Agreement in a manner that adversely affects the rights sublicensed to Corbus under this Agreement.
3.
LICENSE GRANT
3.1
Licensed IP Rights
3.1.1
Exclusive License. CSPC (on behalf of itself and each of its Affiliates, including CSPC Zhongqi) hereby grants to Corbus an exclusive (even as to CSPC and its Affiliates, subject to the retained rights of CSPC in Section 3.2 (Rights Retained by CSPC)), royalty-bearing, non-transferable (except in accordance with Section 18.5 (Assignment)) license

(with the right to grant Sublicenses through multiple tiers in accordance with Section 3.1.2 (Sublicenses) below) under the Licensed IP Rights to Exploit Licensed Products in the Field in the Collaborative Territory (the “Exclusive License”). Upon Corbus’s obtaining the right to Manufacture the Licensed Products, whether by itself or through its Affiliate or a Third Party manufacturer in accordance with Section 11.3 (Master Supply Agreement) and the Master Supply Agreement, the Exclusive License shall be automatically extended to include the right of Corbus to Manufacture and have Manufactured Licensed Products in the Field in the Collaborative Territory. Notwithstanding the foregoing, upon mutual written agreement of the Parties, the foregoing license shall be extended to permit Corbus to conduct Clinical Trials for purposes of Developing the Licensed Products outside of the Collaborative Territory for Commercialization in the Field in the Collaborative Territory.
3.1.2
Sublicenses
(a)
Sublicense Grant
(i)
Corbus may grant Sublicenses (with or without the right to grant further sublicenses through multiple tiers), in whole or in part, to an Affiliate or a Third Party under the Exclusive License granted in Section 3.1.1 (Exclusive License) without the consent of CSPC except that without the written prior consent of CSPC, Corbus shall not Sublicense or grant any of its rights licensed under this Agreement without the prior written consent of CSPC, which shall not be unreasonably withheld, conditioned, or delayed, (A) [***] or (B) [***]. For purposes if this provision, “[***]” means any [***] any potential Sublicense contemplated by Corbus pursuant to this Section 3.1.2(a) (Sublicense Grant).
(ii)
Corbus shall: (i) provide CSPC with (A) prompt notice of any such Sublicenses that it intends to grant, identifying the potential Sublicensee and the scope of such potential Sublicensee’s rights or responsibilities and (B) a copy of the executed version of each Sublicense agreement entered into by Sublicensee; and (ii) be and remain responsible to CSPC for the compliance of each Sublicensee with the applicable terms and conditions hereunder.
(b)
Sublicense Agreements. Corbus shall enter into Sublicenses pursuant to written agreements between Corbus and the applicable Sublicensee, which shall be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements shall be consistent with the terms and conditions of this Agreement and shall contain, among other things, the following:
(i)
all provisions necessary to ensure Corbus’s ability to perform its obligations under this Agreement;
(ii)
a provision clarifying that, in the event of termination of the Exclusive License set forth in Section 3.1.1 (Exclusive License) (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license; provided, however, that such Sublicensee shall have the right to enter into a direct license with CSPC under the terms set forth in Section 14.7 (Effect of Expiration or Termination) so long as such Sublicensee is in good standing under such Sublicense agreement and has not otherwise caused a material breach under this Agreement;

(iii)
a provision clarifying that the Sublicensee shall only be entitled to sublicense its rights under such Sublicense agreement on the terms set forth in this Section 3.1.2 (Sublicenses); and
(iv)
a provision that any permitted assignee agrees in writing to be bound by the terms of such Sublicense agreement.
(c)
Delivery of Sublicense Agreement. Corbus shall furnish CSPC with a fully executed copy of any Sublicense agreement, promptly after its execution.
(d)
Breach by Sublicensee. Corbus shall be responsible for any breach of a Sublicense agreement by any Sublicensee that results in, or would have constituted, a material breach of this Agreement had it been an act or omission by Corbus. Corbus shall either (i) cure or cause the Sublicensee to cure such breach and/or to exercise remedies available to Corbus under such Sublicense agreement or (ii) enforce its rights by terminating the Sublicense agreement in accordance with the terms thereof.
3.1.3
Subcontractors. Corbus may appoint distributors and engage subcontractors (including contract research organizations) for the purpose of exercising Corbus’s rights under the Exclusive License; provided, however, that Corbus shall enter into agreements with such distributors and subcontractors which contain all provisions necessary to ensure Corbus’s ability to perform its obligations under this Agreement and in compliance with this Agreement.
3.2
Rights Retained by CSPC. Except for the rights and licenses specified in Section 3.1 (Licensed IP Rights), no license or other rights are granted to Corbus under any intellectual property of CSPC, whether by implication, estoppel, or otherwise. Notwithstanding anything to the contrary in this Agreement: (a) CSPC may use and permit others to use the Licensed IP Rights for any research, development, commercial, or other purposes outside the Collaborative Territory or outside the Field; (b) CSPC may, upon mutual written agreement of the Parties, conduct Clinical Trials for purposes of Developing the Licensed Products inside the Collaborative Territory for Commercialization outside the Collaborative Territory or outside the Field; and (c) CSPC retains the exclusive (to the extent provided in Section 11 (Manufacturing)) right, on behalf of itself and its Affiliates, to use the Licensed IP Rights to Manufacture the Compound and the Licensed Products in the Field inside and outside the Collaborative Territory, including for (i) performance of its obligations under this Agreement and the Master Supply Agreement (as defined in Section 11.3 (Master Supply Agreement) below) and (ii) the supply of the Compound and the Licensed Products for the Collaborative and Excluded Territory. Unless otherwise agreed in writing by CSPC pursuant to Section 11.3 (Master Supply Agreement), the Exclusive License does not include the right of Corbus to Manufacture the Licensed Products, including the Compound, by itself or through any of its Affiliates or a Third Party.
3.3
Technical Assistance. Following the Effective Date, CSPC shall provide such technical assistance to Corbus as Corbus reasonably requests regarding the Licensed IP Rights and Compound. CSPC shall provide such technical assistance at [***] for the first [***] after the Effective Date, and after that at Corbus’s reasonable expense.

3.4
License to CSPC. Corbus hereby grants to CSPC a non-exclusive license to use any data and results generated by Corbus in the research and Development of the Compound that are owned by Corbus pursuant to this Agreement solely for the purpose of CSPC’s Development, Manufacturing, and Commercialization of the Compound in the Excluded Territory.
3.5
Non-Compete. During the Term of this Agreement: (a) CSPC and each of its Affiliates shall not, by itself or with or through any Third Party, whether through licensing or otherwise, [***]; and (b) Corbus and each of its Affiliates shall not, by itself or with or through any Third Party, directly or indirectly, [***]. Notwithstanding the above and anything to the contrary in this Agreement, the foregoing Section 3.5 (Non-Compete) does not restrict CSPC or any of its Affiliates [***] from Exploiting, or Manufacturing or licensing, or otherwise authorizing or assisting any Third Party to Exploit or Manufacture any product that consists of a [***] Directed To the Target (i.e., where the [***] is [***]). As long as CSPC Group or any of its Affiliates [***] during the Term.
3.6
No Implied License. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any Data and Technology or any Intellectual Property Rights of such Party.
3.7
Patent Marking. Corbus shall, and shall require its Affiliates and Sublicensees, to legibly mark, (i) each of the Licensed Products made, used, offered for sale or sold, or (ii) its containers, and the product brochures and promotional and sales materials for the Licensed Products, with appropriate patent numbers or indicia in accordance with each country’s patent marking laws, as applicable, including Title 35, U.S. Code. Corbus shall provide CSPC with representative samples of Licensed Products upon CSPC’s reasonable request to ensure compliance with this provision.
3.8
Non-Exclusive License to Licensed Product CDx IP. CSPC (on behalf of itself and each of its Affiliates, including [***]) hereby grants to Corbus a non-exclusive, royalty-free, non-transferable (except in accordance with Section 18.5 (Assignment)) license (with the right to grant sublicenses through multiple tiers) under the Licensed Product CDx IP to make, have made, use, sell, offer for sale or import any Licensed Product CDx solely in conjunction with the Development or Commercialization of a Licensed Product in the Field in the Collaborative Territory. For clarity, [***].
4.
FINANCIAL CONSIDERATIONS
4.1
Upfront Fee. Corbus shall pay to CSPC a total upfront non-creditable and non-refundable license fee of seven million five hundred thousand United States dollars (US$7,500,000) (the “Upfront Fee”) in accordance with the following schedule:
(a)
Within [***] after the Effective Date, in consideration of the grant of the Exclusive License, Corbus shall pay to CSPC five million United States dollars (US$5,000,000).
(b)
On or before the eighteen (18) month anniversary of the Effective Date, Corbus shall pay to CSPC two million five hundred thousand United States dollars (US$2,500,000).

4.2
Royalties
4.2.1
Royalty Rates. Subject to the remaining provisions of this Section 4.2 (Royalties), during the applicable Royalty Term for a Licensed Product, subject to the terms and conditions of this Agreement, Corbus shall pay to CSPC royalties on the aggregate Net Sales of all Licensed Products sold (a) in the United States in a given Calendar Year or (b) in the Collaborative Territory excluding the United States in a given Calendar Year (as applicable), calculated by multiplying the applicable royalty rate set forth below by such Net Sales. The applicable royalty rates set forth in the table below shall apply only to that portion of the Net Sales during a given Calendar Year that falls within the indicated range.

Aggregate Annual Net Sales of all Licensed Products in the Collaborative Territory	Royalty Rate
Sales in the United States
[***]	[***]%
[***]	[***]%
[***]	[***]%
Sales in the Collaborative Territory but excluding the United States
[***]	[***]%
[***]	[***]%
[***]	[***]%

4.2.2
No Valid Claim. In the event that, during the Royalty Term in a country, there is no Valid Claim of a Licensed Patent Covering a given Licensed Product in such country, then the royalty rate applicable to Net Sales of such Licensed Product in such country set forth in the table in Section 4.2.1 (Royalty Rates) above shall be reduced by [***] relative to the royalty rate applicable if there had been such a Valid Claim in such country.
4.2.3
Third Party Royalties. If Corbus or any Sublicensee enters into an agreement with a Third Party in order to obtain a license or other right under any Intellectual Property Rights with respect to a Licensed Product in any country and is required to pay royalties based on sales of such Licensed Product under such agreement, then Corbus shall have the right to credit [***] of all royalties and other amounts paid under such agreement against the royalties owing to CSPC under Section 4.2.1 (Royalty Rates) with respect to sales of such Licensed Product in such country; provided, however, that Corbus shall not reduce the amount of the royalties paid to CSPC under Section 4.2.1 (Royalty Rates) by reason of this Section 4.2.3 (Third Party Royalties), with respect to sales of such Licensed Product in such country, to less than [***] of the royalties that would otherwise be due under Section 4.2.1 (Royalty Rates).
4.2.4
Biosimilar Entry. If a Biosimilar Product to a Licensed Product is sold in a country in the Collaborative Territory in any Calendar Quarter during the Royalty Term for such Licensed Product in such country, then on a Licensed Product-by-Licensed Product basis, following the First Commercial Sale of a Biosimilar Product in such country in a Calendar Quarter once (a) Net Sales of the applicable Licensed Product in such country decline by the percentage described below relative to the average quarterly Net Sales of the Licensed Product in such country achieved in four (4) Calendar Quarters immediately to such launch of such Biosimilar Product; and (b) all Biosimilar Products in such country have a combined market share of [***] or more of the total market (i.e., Licensed Product and Biosimilar Products combined) in the Field in such country, then the royalty rates applicable to Net Sales of the Licensed Product in such country set forth in the table in Section 4.2.1 (Royalty Rates) shall permanently be reduced as follows:

Decline in Net Sales	Royalty Reduction
[***]%	[***]
[***]%	[***]
[***]%	[***]

4.2.5
Royalty Floor. Notwithstanding Sections 4.2.2 (No Valid Claim), 4.2.3 (Third Party Royalties), and 4.2.4 (Biosimilar Entry), with respect to any Licensed Product in any Calendar Quarter, the royalties that would otherwise have been due under Section 4.2.1 (Royalty Rates) with respect to Net Sales of such Licensed Product in the applicable country(ies) during such Calendar Quarter shall not be reduced by more than [***] as a result of such reductions.
4.2.6
Patent Challenge. Subject to this Section 4.2.6 (Patent Challenge), if Corbus or any of its Affiliates or their Sublicensees (each, a “Challenging Party”) commences an action in which it challenges the validity, enforceability or scope of any of the Licensed Patents (a “Challenge Proceeding”) and if CSPC does not terminate this Agreement in accordance with Section 14.2.1 (Patent Challenge), the royalty rates specified in Section 4.2.1 (Royalty Rates) shall be [***] with respect to Net Sales with respect to the Licensed Products invoiced during the pendency of such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination against the Challenging Party: (a) the royalty rate specified in Section 4.2.1 (Royalty Rates) shall remain at such [***] rate; and (b) Corbus shall reimburse CSPC for all expenses incurred by CSPC (including reasonable attorneys’ fees) in connection with such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of the Challenging Party, Corbus shall have no right to recoup any royalties paid before or during the pendency of such Challenge Proceeding.
4.2.7
Compulsory Sublicenses. If Corbus or any of its Sublicensees is required in a given country to issue a Compulsory Sublicense (as defined below) for the sale of Licensed Product(s) in such country with a royalty rate lower than the lowest royalty rate provided under Section 4.2.1 (Royalty Rates) for such country, then the royalties applicable to the sales of such Compulsory Sublicensee (as defined below) shall be reduced to the rate(s) payable by the Compulsory Sublicensee to Corbus, provided that this reduction shall only be applicable if Corbus can show appropriate evidence that Corbus has used Commercially Reasonable Efforts to (a) avoid having to grant such Compulsory Sublicense and (b) obtain the highest possibly royalty rate from such Compulsory Sublicensee. “Compulsory Sublicense” means, with respect to a Licensed Product in a country, a license or sublicense granted to a Third Party (a “Compulsory Sublicensee”) through the order, decree, or grant of a Governmental Authority in such country, authorizing such Compulsory Sublicensee to use, sell, offer for sale, import, or otherwise Commercialize such Licensed Product in such country. Subject to the foregoing provision of this Section 4.2.7 (Compulsory Sublicenses), a Compulsory Sublicense shall be deemed to be a Sublicensee.
4.3
Milestones. Corbus shall pay to CSPC the following [***] milestone payments within [***] following the first achievement of the applicable milestone by Corbus or any of its Affiliates or Sublicensees:

Development Milestone Event	Development Milestone Payment (USD)
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
Sales Milestone Event	Sales Milestone Payment (USD)
Sales in the United States:
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
Sales in the Collaborative Territory but excluding the United States:
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]

4.4
For clarity, [***]. Non-Royalty Sublicense Income. Within forty-five (45) days following receipt of any Non-Royalty Sublicense Income by Corbus or any of its Affiliates, Corbus shall pay CSPC the following percentage of such Non-Royalty Sublicense Income: (a) [***]; (b) [***]; and (c) [***].
4.5
Pass-Through Fees. During the Term of this Agreement, Corbus shall pay to CSPC that portion of any and all third-party fees, including any license fees, related to the practice of a new Licensed Patent in the Field in the Collaborative Territory, charged by any Third Party licensor and incurred by CSPC in connection with any such Licensed Patent to be licensed to Corbus by CSPC after the Effective Date and during the Term of this Agreement as long as the license of such new Licensed Patent is agreed in writing in advance by both Parties.
5.
ROYALTY REPORTS AND ACCOUNTING
5.1
Royalty Reports. Within [***] after the end of each Calendar Quarter during the Term of this Agreement following the First Commercial Sale of a Licensed Product, Corbus shall furnish to CSPC a quarterly written report showing in reasonably specific detail: (a) [***]; (b)

[***]; (c) [***]; (d) [***]; (e) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (f) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Licensed Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to (i) Net Sales invoiced in a currency other than United States dollars; and (ii) cash consideration paid for the sale of Licensed Products in a currency other than United States dollars by Corbus’s Sublicensees hereunder, all such amounts shall be expressed both in the currency in which the amounts are invoiced or paid to Corbus (as applicable) and in the United States dollar equivalent. The United States dollar equivalent shall be calculated in accordance with Section 6.3 (Currency) below.
5.2
Records and Audits
5.2.1
Records. Corbus shall maintain, and shall cause its Affiliates and their Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred under this Agreement, for purposes of determining any amounts payable to CSPC in relation to the Licensed Products, which records shall contain sufficient information to permit CSPC to confirm the accuracy of any payments made to CSPC under Section 4 (Financial Considerations).
5.2.2
Audits. Corbus, its Affiliates or their Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least [***] after the conclusion of that Calendar Quarter, during which time CSPC shall have the right to cause (subject to and in accordance with the remaining provisions of this Section 5.2.2 (Audits)) an independent, certified public accountant to inspect such records during normal business hours for the purposes of verifying the accuracy of any financial reports and payments delivered and made under this Agreement and Corbus’s compliance with the payment terms hereof. Upon the written request of CSPC at least [***] in advance and not more than [***] in each Calendar Year, Corbus shall permit an independent certified public accounting firm of nationally recognized standing in the United States selected by CSPC, at CSPC’s expense, to have access during normal business hours to such of the financial records of Corbus as may be reasonably necessary to verify the accuracy of the payment reports hereunder during the preceding [***] period. If such accounting firm concludes that additional amounts were owed during the audited period, Corbus shall pay such additional amounts within [***] after the date CSPC delivers to Corbus such accounting firm’s written report so concluding and setting forth the detailed basis for such conclusion. The fees charged by such accounting firm shall be paid by CSPC; provided, however, that if the audit discloses that the royalties payable by Corbus for such period are more than [***] of the royalties actually paid for such period, then Corbus shall pay the reasonable fees and expenses charged by such accounting firm. Such accounting firm shall be required to enter into a nondisclosure agreement with Corbus, its Affiliate or Sublicensee, as applicable, and shall not disclose to CSPC any information other than information relating to the accuracy of reports and payments delivered under this Agreement.
6.
PAYMENTS
6.1
Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 4.2 (Royalties) shall be due on [***]. Payment of royalties in whole or in part may be made in advance of such due date.

6.2
Withholding Taxes. As between the Parties, CSPC would be responsible for any net income tax imposed on CSPC with respect to amounts payable by Corbus and received by CSPC under this Agreement. All payments by Corbus to CSPC under this Agreement shall be made without deducting any present or future taxes, or other charges except those withholdings that are legally required. If Corbus is legally required to make any tax withholdings on CSPC’s behalf, Corbus shall notify and cooperate with CSPC with respect thereto and withhold such amounts as are legally required. Corbus shall cooperate with CSPC in preparing and supplementing documentations as required by tax authorities in the Excluded Territory for the purpose of complying with Applicable Laws and applying for the exemption/deduction of taxes imposed by tax authorities in the Excluded Territory arising out of this Agreement. No taxes imposed or applied with respect to transactions between Corbus and its Affiliates can be used to offset or reduce any royalties, or other payments made to CSPC under this Agreement.
6.3
Currency. All amounts payable and calculations hereunder shall be in United States dollars. As applicable, subject to Section 5.1 (Royalty Reports), Net Sales and any royalty deductions shall be translated into United States dollars using the average of the exchange rate (local currency per one United States dollar (US$1) published in The Wall Street Journal) on the last business day of each month during the applicable Calendar Quarter. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Section 6 (Payments), the Parties shall consult with a view to finding a prompt and acceptable solution, and the paying Party shall deal with such monies as the other Party may lawfully direct.
6.4
Method of Payment. Except as otherwise agreed by the Party receiving payments, each payment hereunder shall be made by electronic transfer in immediately available funds via a bank wire transfer, an automated clearing house (ACH) mechanism or any other means of electronic funds transfer, at the paying Party’s election, to the bank account designed by the Party receiving payments in writing to the paying Party at least [***] before the payment is due.
6.5
Late Payment. Any amounts that are not paid by Corbus when due shall, to the extent not disputed in good faith by Corbus, accrue a late charge from the due date until paid, at a rate equal to the lesser of [***] and the maximum allowed by Applicable Laws calculated on the total number of days such payment is delinquent.
7.
GOVERNANCE
7.1
Joint Steering Committee
7.1.1
Formation and Role. Within [***] after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to coordinate, review and discuss the Parties’ activities with respect to the Development and Commercialization of Licensed Products. For that purpose and to the extent reasonably necessary, the JSC shall (by itself or through discharging its responsibilities through one (1) or more subcommittees):
(a)
discuss the status, progress, and results of all Development activities conducted by or on behalf of either Party with respect to Licensed Products, both in and outside the Collaborative Territory;

(b)
facilitate communications and discussions between the Parties with respect to the Development Plan (as defined in Section 8.2 (Development Plan));
(c)
review, discuss, and approve the initial Development Plan and any proposed, major amendments or revisions to the Development Plan and oversee the implementation of the Development Plan;
(d)
review and discuss significant correspondence to or from a Regulatory Authority (including submissions of Regulatory Submissions) that are relevant to Licensed Products in the Field, both inside and outside the Collaborative Territory;
(e)
discuss and review Commercialization of Licensed Products in the Field in the Collaborative Territory, including the tracking of sales of Licensed Products;
(f)
discuss, review, and approve the Commercialization Plan and oversee the implementation of the Commercialization Plan (as defined in Section 10.3 (Commercialization Plan)), and discuss review and approve any proposed amendments or revisions thereof;
(g)
establish procedures regarding the collection, sharing, and reporting of Adverse Event information related to Licensed Products in the Field inside and outside the Collaborative Territory, consistent with the Pharmacovigilance Agreement (as defined in Section 9.7 (Adverse Events)) to be entered into in accordance with Section 9.7 (Adverse Events); and
(h)
perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

Notwithstanding the foregoing, in no event shall the JSC or any subcommittee of the JSC have any powers that are not expressly assigned to it in this Section 7.1.1 (Formation and Role) and elsewhere in this Agreement. In no event shall the JSC or any subcommittee of the JSC have any authority to: (a) amend, modify, or waive compliance with this Agreement; (b) determine that a breach has occurred under this Agreement; or (c) make any decision that is specified elsewhere in this Agreement as being made by one (1) or both Parties.

7.1.2
JSC Members
(a)
The JSC shall have six (6) members, with one (1) representative from each Party appointed a co-chairperson. Corbus shall appoint three (3) representatives to the JSC, and CSPC shall appoint three (3) representatives to the JSC. Each JSC representative may be an officer, employee, or representative of the applicable Party having sufficient experience and knowledge of matters arising within the scope of the JSC’s responsibilities to make decisions with respect thereto. Unless otherwise agreed by the Parties, each Party’s representatives to the JSC will include clinical, CMC, and translational subject matter experts.
(b)
The role of each co-chairperson shall be to convene and preside at the meetings of the JSC and to ensure the preparation of meeting minutes, but, except as set forth herein, each co-chairperson shall have no additional powers or rights beyond those held by other JSC representatives.
(c)
The JSC may change its size from time to time; provided that the JSC shall consist at all times of an equal number of representatives of each Party. Each Party may replace any of its JSC representatives with a qualified employee of such Party at any time upon written notice to the other Party.
7.1.3
Meetings. Unless the Parties agree otherwise, the JSC shall meet at least once per Calendar Quarter prior to the First Commercial Sale, and thereafter shall meet at least once per Calendar Year. The JSC may conduct such meetings in-person, by videoconference or by teleconference, as the Parties agree. Each Party may invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings. The Alliance Managers (as defined in Section 7.3 (Alliance Managers)) shall be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect the decisions made and action items identified at such meetings. The Alliance Managers shall send draft meeting minutes to each member of the JSC for review and written approval by both Parties within [***] from each JSC meeting.
7.1.4
Decision Making
(a)
Voting. Each Party shall have a single vote in the JSC regardless of the number of representatives appointed to the JSC or present at the meeting. There must be a minimum of two (2) representatives from each Party at any meeting of the JSC in order for any action taken at such meeting to be valid. The JSC shall act by unanimous consent of both Parties.
(b)
Final Decision Authority
(i)
If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a unanimous decision as to such matter within [***] after such matter was brought to the JSC for resolution, then such matter shall be referred to the Executive Officers for resolution.
(ii)
If the issue is not resolved within [***] following the referral of such issue to the Executive Officers, then (A) [***] and (B) [***].
(iii)
Notwithstanding the above, a Party may not make any decision or take any action that (A) would reasonably be expected to materially, adversely impact the Licensed Products, (B) requires the other Party to provide any additional resources or bear any additional costs except as expressly required under this Agreement, (C) would reasonably be expected to violate the other Party’s rights and benefits under this Agreement, or (D) would otherwise conflict with this Agreement or likely result in a violation of any Applicable Law.

(iv)
For clarity, the Parties shall continue to perform all obligations of this Agreement during the foregoing decision-making process. If a matter under the jurisdiction of the JSC is not subject to the final decision-making authority of either Party above or if a Party is unable to decide a matter within its final decision-making authority without fulfilling the conditions provided in this Section 7.1.4(b) (Final Decision Authority) (“Other Matter”), then no change shall have been made and the Parties shall adhere to the protocol or conduct adopted by both Parties and effective prior to the Dispute (as defined in Section 16.1 (Dispute Escalation)) concerning such Other Matter, provided that each Party may seek to resolve any such Dispute by arbitration pursuant to Section 16.1 (Dispute Escalation) and Section 16.2 (Arbitration).
7.2
Subcommittees
7.2.1
General. From time to time, the JSC may establish subcommittees to oversee particular projects or activities within the scope of authority of the JSC, as it deems necessary or advisable. Each subcommittee shall be composed of an equal number of representatives of each Party, as the JSC determines is appropriate from time to time, and shall meet with such frequency as the JSC determines. If, with respect to a matter that is subject to a subcommittee’s decision-making authority, the subcommittee cannot reach unanimity, the subcommittee must refer the matter to the JSC for resolution.
7.2.2
Joint Development Committee. If and at such time as the Parties determine is appropriate, the JSC shall establish a joint development committee (“JDC”). The JDC shall have the primary responsibilities for the matters set forth in Sections 7.1.1(a) – 7.1.1(c) (Formation and Role), together with such other matters as are delegated to the JDC by the JSC.
7.3
Alliance Managers. No later than [***] from the Effective Date, each Party shall designate an individual to facilitate communication and coordination of the Parties’ activities under this Agreement, including the Development, Manufacturing and Commercialization of the Licensed Products (each, an “Alliance Manager”). Each Alliance Manager may also serve as a representative of its respective Party on one (1) or more committees.
7.4
Limitations. Notwithstanding the creation of the JSC or any subcommittee, each Party shall retain the rights, powers, and discretion granted to it hereunder and neither the JSC nor any subcommittee shall be delegated or vested with rights, powers, or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. Neither the JSC nor any subcommittee shall have the power to amend or modify this Agreement, and no decision by the JSC or any subcommittee shall be in contravention of any terms and conditions of this Agreement. The Alliance Managers shall not have any rights, powers or discretion except as expressly granted to the Alliance Managers hereunder and in no event shall the Alliance Managers have any right or power to modify or amend this Agreement. It is understood and agreed that issues to be formally decided by the JSC are only those specific issues that are expressly provided in this Agreement as to be decided by the JSC.
8.
RESEARCH AND DEVELOPMENT OBLIGATIONS
8.1
Research and Development Efforts. Corbus shall be responsible for all aspects of the research and Development of the Licensed Products in the Collaborative Territory, including conducting Clinical Trials for such Licensed Products, conducting Regulatory Submissions and obtaining Regulatory Approvals for such Licensed Products in the Field in the Collaborative Territory and shall bear all of the costs and expenses incurred by Corbus in connection with such Development activities.
8.2
Development Plan. Corbus shall use Commercially Reasonable Efforts to Develop the Licensed Products in the Collaborative Territory and achieve the development milestones agreed pursuant to the Development Plan. The initial Development Plan which contains the strategy, activities, and estimated timeline for the research and Development of Licensed Products in the Field in the Collaborative Territory. Such Development Plan shall be submitted by Corbus to the JSC within [***] after the Effective Date for the JSC’s review, discussion and approval and any substantive changes or revisions to the Development Plan must be approved by the JSC. References to the “Development Plan” in this Agreement refer to the Development Plan as then in effect (including all amendments thereto).
8.3
Development Diligence. Corbus, itself or through its Affiliates, Sublicensees, or subcontractors, shall use Commercially Reasonable Efforts, at its sole cost and expense, to Develop the Licensed Products in the Field in the Collaborative Territory. Corbus shall and Corbus shall cause its Affiliates, Sublicensees, and its subcontractors to conduct all Development under this Agreement in a professional manner and in compliance with the timeline in the Development Plan and all Applicable Laws.
8.4
Records. Corbus shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and Development regarding the Licensed Products. Such records shall fully and properly reflect, in good scientific manner appropriate for regulatory and patent purposes, all work done and results achieved in the performance of all Development activities for the Licensed Products in the Collaborative Territory. Each Party shall document all non-clinical studies and Clinical Trials in formal written study records, and shall document all Manufacturing activities for Licensed Products, in each case in accordance with Applicable Laws, including applicable national and international guidelines such as GLP and GMP. The Parties shall discuss the status, progress, and results of all Development activities with respect to Licensed Products inside and outside the Collaborative Territory in the Field at such JSC meetings, as required.
8.5
Development Data. CSPC shall solely own all data, records and reports generated by or on behalf of CSPC or its Affiliates, in the non-clinical and clinical Development of the Licensed Products (the “CSPC Product Data”), during the Term. Corbus shall solely own all data, records, and reports generated by or on behalf of Corbus or its Affiliates, in the non-clinical and clinical Development of the Licensed Products (the “Corbus Product Data”), during the Term. Corbus shall, on a [***] basis and at no charge to CSPC, as permitted under Applicable Laws, provide CSPC with a high-level summary of all Corbus Product Data not previously summarized under this Section 8.5 (Development Data). CSPC shall, on a [***] basis and at no charge to Corbus, as permitted under Applicable Laws, provide Corbus with a high-level summary of all CSPC Product Data not previously summarized under this Section 8.5 (Development Data). In addition, CSPC shall provide Corbus, at no charge to Corbus (a) within [***] after the Effective Date, copies of all data, records, and reports included in the CSPC Product Data that exist as of the Effective Date, (b) within [***] days after CSPC or any of its Affiliates receives such CSPC Product Data, all CSPC Product Data with respect to any Clinical Trial conducted by or on behalf of CSPC or any of its Affiliates with respect to a Licensed Product and (c) within [***] after the end of the [***] in which they were generated, copies of any other data, records, and reports included in the CSPC Product Data.
8.6
Standards of Conduct. Corbus shall perform, and shall ensure that its Affiliates, Sublicensees and Third Party contractors perform, the Development activities with respect to Licensed Products in good scientific manner and in compliance in all material respects with the requirements of Applicable Laws.
8.7
Transfer of CSPC IND. Notwithstanding anything to the contrary, CSPC hereby transfers (and shall cause its Affiliates to transfer) to Corbus all right, title, and interest in and to, and sponsorship of, the CSPC IND. CSPC shall deliver to Corbus, within [***] after the Effective Date, full and complete copies of the CSPC IND and all data and information referenced therein, and all correspondence with the applicable Regulatory Authorities with respect thereto as long as Corbus shall transfer in full all right, title, and interest in and to the CSPC IND to CSPC upon any termination and expiration of this Agreement.
9.
REGULATORY
9.1
Overview
(a)
In the Field in the Collaborative Territory. Except for any regulatory activities related to CSPC’s Manufacturing of the Licensed Products under this Agreement or the Master Supply Agreement, which regulatory activities shall be exclusively controlled and conducted by CSPC (subject to the provisions of this Agreement and the Master Supply Agreement), Corbus has the exclusive right to conduct, and subject to the remainder of this Section 9 (Regulatory), is solely responsible for all aspects of activities related to (i) setting the regulatory strategy for seeking Regulatory Approvals (including any Pricing Approvals) for Licensed Products in the Field in the Collaborative Territory after taking into account the input of CSPC and the JSC in good faith with respect to such regulatory strategy, and (ii) seeking and obtaining Regulatory Approvals in the Field in the Collaborative Territory. As between the Parties, Corbus shall bear all of its costs and expenses incurred in connection with such regulatory activities.
(b)
Outside the Collaborative Territory; Manufacturing Activities. CSPC has the exclusive right to conduct, and subject to the remainder of this Section 9 (Regulatory), is solely responsible for all aspects of and activities related to (i) setting the regulatory strategy for seeking Regulatory Approvals for the Licensed Products outside the Collaborative Territory, and (ii) seeking and obtaining Regulatory Approvals outside the Collaborative Territory. As between the Parties, CSPC shall have the exclusive right to conduct and control (subject to the provisions of this Agreement and the Master Supply Agreement) all regulatory activities, including seeking Regulatory Approvals, for CSPC’s Manufacturing of the Licensed Product under this Agreement and the Master Supply Agreement.
9.2
Regulatory Responsibilities and Right of Reference
(a)
In the Field in the Collaborative Territory. As between the Parties, Corbus shall prepare, submit, and own all Regulatory Submissions related to the Licensed

Products in the Field in the Collaborative Territory (collectively, “Corbus Regulatory Submissions”), at Corbus’s sole cost and expense, and shall own all Regulatory Approvals resulting or derived therefrom; provided, however, that CSPC shall provide Corbus with the information (including chemistry, manufacturing, and controls information) related to any CMC Activities conducted by or on behalf of CPSC or any of its Affiliates (the “CSPC CMC Activities”), including, but not limited to, information related to CSPC’s Manufacturing of the Licensed Products, that is required by the Regulatory Authority for inclusion in the Corbus Regulatory Submissions and necessary for Corbus to file such Corbus Regulatory Submissions (“CSPC CMC Information”). CSPC will ensure that its provision of all CSPC CMC Information to Corbus complies with all Applicable Laws in the Collaborative Territory. For clarity, CSPC retains ownership of the CSPC CMC Information, subject to the license granted to Corbus under this Agreement. Corbus shall lead all interactions with Regulatory Authorities with respect to Licensed Products in the Field in the Collaborative Territory (subject to Section 9.2(c) in the case of such interactions are related to CSPC’s Manufacturing of the Licensed Products). Corbus hereby grants to CSPC an irrevocable, permanent, royalty-free Right of Reference and use to all Regulatory Submissions pertaining to Licensed Products submitted by or on behalf of Corbus, including any such Regulatory Submissions that are in the possession of any Third Party, subject to the prior written consent of such Third Party, solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of a Licensed Product outside the Collaborative Territory.
(b)
Outside the Collaborative Territory; Outside the Field; Manufacturing. CSPC shall prepare, submit, and own all Regulatory Submissions for Licensed Products outside the Collaborative Territory or outside the Field or related to CSPC’s Manufacturing of the Licensed Products inside and outside the Collaborative Territory (other than any Corbus Regulatory Submissions) at CSPC’s sole cost and expense and shall own all Regulatory Approvals resulting or derived therefrom (other than any Corbus Regulatory Submissions), and Corbus shall reasonably cooperate with CSPC with respect to such Regulatory Submissions, including providing information held by Corbus as reasonably requested by CSPC to the extent necessary for CSPC to file such Regulatory Submissions. CSPC shall lead all interactions with Regulatory Authorities with respect to Licensed Products outside the Collaborative Territory or related to CSPC’s Manufacturing of the Licensed Products subject to Section 9.2(a) (In the Field in the Collaborative Territory).
(c)
CSPC CMC Activities. Corbus shall provide CSPC with (i) advance written notice of material written communications regarding the CSPC CMC Activities provided to a Regulatory Authority by Corbus; (ii) at least [***] (unless the response deadline of the applicable Regulatory Authority is sooner, in which case Corbus shall provide CSPC with as much of an opportunity to comment as is reasonable under the circumstances) to comment on such material written communications prior to submission thereof, to the extent related to CSPC CMC Activities (and Corbus shall discuss such comments with CSPC and shall in good faith consider the reasonable comments of CSPC with respect to the CSPC CMC Activities); and (iii) copies of all material written communications (including all registrations and approvals) provided to Corbus from a Regulatory Authority regarding the CSPC CMC Activities. If any material regulatory communication will be oral or in-person, and the CSPC CMC Activities are scheduled to be discussed, then Corbus, to the extent practicable and allowed by the Regulatory Authority, will give CSPC a reasonable opportunity to attend such oral or in-person meeting, but CSPC will only participate with respect to the portions of the meeting related to the CSPC CMC Activities. If during any such material oral or in-person meeting that CSPC is not attending and has not declined to attend, the topic of the CSPC CMC Activities arises, Corbus will reasonably request, as practicable, a postponement of such discussion until a CSPC person can participate; provided that in no event will Corbus be required to postpone any discussions that would have a material effect on Corbus’ interactions with such Regulatory Authority or Regulatory Approval of a Licensed Product.
(d)
Right of Reference. CSPC (on behalf of itself and its Affiliates) hereby grants to Corbus an irrevocable, permanent, royalty-free, transferable, sublicensable Right of Reference and right to use to all Regulatory Submissions pertaining to the Licensed Products submitted by or on behalf of CSPC or any of its Affiliates, solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of Licensed Products inside the Collaborative Territory.
9.3
Regulatory Authority Inspection
(a)
Inspections of Corbus. Corbus shall immediately notify CSPC as soon as Corbus becomes aware of any Regulatory Authority inspections relating to any Licensed Product in the Field in the Collaborative Territory. CSPC may be present at any such inspections to the extent related to the CSPC CMC Activities and Corbus shall provide CSPC the opportunity to review and comment on any responses that may be required to the extent practically possible. If Corbus does not receive prior notice of any such inspection, Corbus shall notify CSPC as soon as practicable after such inspection and shall provide CSPC with copies of all relevant materials, including notes, correspondence, statements, forms, and records received or generated pursuant to any such inspection.
(b)
Inspections of CSPC. CSPC shall immediately notify Corbus as soon as CSPC becomes aware of any Regulatory Authority inspections relating to any Licensed Product outside the Collaborative Territory or to CSPC’s Manufacturing of the Licensed Product. Corbus may be present at any such inspections and CSPC shall provide Corbus the opportunity to review and comment on any responses that may be required to the extent practically possible. If CSPC does not receive prior notice of any such inspection, CSPC shall notify Corbus as soon as practicable after such inspection and shall provide Corbus with copies of all relevant materials, correspondence, statements, forms, and records received or generated pursuant to any such inspection relating to such Licensed Product.
9.4
Regulatory Cooperation
(a)
Each Party shall use commercially reasonable efforts to provide the other Party with all reasonable assistance and take all actions reasonably requested by such other Party, without changing the allocation of responsibilities set forth in this Section 9 (Regulatory), that are necessary or desirable to enable: (i) Corbus to seek, obtain, and maintain Regulatory Approvals for the Licensed Products in the Field in the Collaborative Territory; and (ii) CSPC to seek, obtain, and maintain Regulatory Approvals for Licensed Products outside the Collaborative Territory or outside the Field or for Manufacturing of the Licensed Products worldwide. Each Party shall cooperate with any inspection by any Regulatory Authority relating to Licensed Products in the Field in the Collaborative Territory, including any inspection prior to approval of an application for Regulatory Approval for Licensed Products.

(b)
Each Party shall keep the JSC reasonably and timely informed regarding the status and progress of its activities conducted with respect to Licensed Products in the Field, both inside and outside the Collaborative Territory, including providing the JSC with advance notice of all meetings scheduled with a Regulatory Authority (including providing notice promptly after a request for a meeting received from a Regulatory Authority) involving a Regulatory Submission, providing the JSC with a copy of all substantive written correspondence from a Regulatory Authority involving a Regulatory Submission, notifying the JSC of all oral substantive correspondence from a Regulatory Authority involving a Regulatory Submission, and promptly providing the JSC with each Regulatory Submission submitted to a Regulatory Authority.
9.5
Notice of Regulatory Action. If any Third Party, including a Regulatory Authority, takes or gives notice of its intent to take any regulatory action with respect to any activity of a Party pursuant to this Agreement, which regulatory action could reasonably be expected to materially adversely affect any Development, Manufacture, or Commercialization activities with respect to the Licensed Products in the Field in the Collaborative Territory, then such Party shall promptly notify the other Party of such notice or action, and the Parties shall discuss an appropriate response in good faith.
9.6
Remedial Actions. If either Party obtains information indicating that any Licensed Product may be subject to any recall, corrective action, or other regulatory action by any Governmental Authority or Regulatory Authority, then such Party’s subsequent obligations shall be governed by the Master Supply Agreement.
9.7
Adverse Events. Within [***] after the Effective Date, the Parties shall enter into a pharmacovigilance agreement, which upon such execution shall be attached as an exhibit hereto and hereby incorporated into this Agreement by reference (the “Pharmacovigilance Agreement”) to report the appropriate Regulatory Authorities of Adverse Events and the Parties’ responsibilities to protect patients and promote their well-being in connection with the use of the Licensed Products. The Parties shall comply with the provisions of the Pharmacovigilance Agreement.
10.
COMMERCIALIZATION
10.1
Commercialization Responsibilities. Corbus has the exclusive right to conduct (either by itself or through its Sublicensees), and is solely responsible for all aspects of, the Commercialization of Licensed Products in the Field in the Collaborative Territory under its own brand(s) and trademarks (or the brand(s) and trademarks of any of its Sublicensees), including: (a) developing and executing a commercial launch and pre-launch plan; (b) marketing and promotion; (c) booking sales and distribution and performance of related services; (d) handling all aspects of order processing, invoicing and collection, inventory, and receivables; and (e) providing customer support, including handling medical queries, and performing other related functions, in each case of (a)–(e) with respect to the Field; provided, however, that such decisions are consistent with the express terms and conditions of this Agreement. As between the Parties, Corbus shall bear all of its costs and expenses incurred in connection with such Commercialization.
10.2
Commercial Diligence. Corbus shall use Commercially Reasonable Efforts to Commercialize the Licensed Products for which it or CSPC has obtained Regulatory Approval.

10.3
Commercialization Plan. No later than [***] prior to the First Commercial Sale of the first commercialized Licensed Product, Corbus shall establish a plan for the Commercialization of Licensed Products in the Field in the Collaborative Territory in accordance with its normal business practices and consistent with the form and detail that Corbus normally provides for its internal products at a similar stage (the “Commercialization Plan”) and submit such Commercialization Plan to the JSC for its review, comment, and approval. After the JSC’s approval of the initial Commercialization Plan for Licensed Products in the Field, Corbus shall update such Commercialization Plan at least [***] and provide such updated Commercialization Plan to CSPC and submit such Commercialization Plan to the JSC for its review, comment, and approval of substantial changes of the Commercialization Plan.
10.4
Standards of Conduct. Corbus shall perform, and shall ensure that its Affiliates, Sublicensees, and Third Party contractors perform, all Commercialization activities in a good scientific and ethical business manner and in compliance with Applicable Laws. Corbus represents that it has established or shall establish, and shall follow, its own internal policies, procedures, and standards (as such policies, procedures, and standards may be amended by Corbus from time to time) for promotion, Clinical Trials, medical education activities, and other sales and marketing activities for the Licensed Products in the Field in the Collaborative Territory to ensure compliance with Applicable Laws.
11.
MANUFACTURING
11.1
CSPC shall be responsible for CMC Activities and Manufacturing of the Licensed Products globally and Corbus shall be responsible for purchasing Licensed Products for any clinical or commercial supply from CSPC under the terms of the Master Supply Agreement (as defined below). The CMC Activities and Manufacturing of the Licensed Products by CSPC for Corbus shall be governed by the terms and provisions of the Master Supply Agreement and this Section 11 (Manufacturing).
11.2
CSPC shall supply to Corbus and Corbus shall purchase exclusively from CSPC a reasonable quantity of the Compound and Finished Products for clinical purposes as Corbus requires at the price of US$[***] ([***] United States Dollars) per [***] and the Compound and Finished Products shall be delivered by CSPC to Corbus on an Ex Works, CSPC’s facility in China basis, unless agreed otherwise in writing by the Parties. CSPC shall supply to Corbus and Corbus shall purchase exclusively from CSPC all of Corbus’s requirements for the Compound and Finished Products for the Commercialization of the Licensed Products, provided that Corbus shall pay to CSPC an amount equal to CSPC’s Fully Burdened Manufacturing Cost to Manufacture the Compound plus [***] percent ([***]%).
11.3
Master Supply Agreement. Within [***] after the Effective Date, the Parties shall negotiate and enter into a supply agreement for the supply of the Licensed Product (the “Master Supply Agreement”). In addition to the pricing of the Licensed Product as provided above, the Master Supply Agreement shall contain the following terms: (a) CSPC shall commit to supplying and Corbus shall commit to purchasing exclusively (subject to the terms set forth below) from CSPC any amount of the Licensed Product (in Finished Product form) requested by Corbus pursuant to a customary forecasting mechanism to be included in the Master Supply Agreement and agreed by both Parties, [***], Corbus shall have the right to Manufacture or have Manufactured the Licensed Products (and the Master Supply Agreement shall include appropriate technology transfer mechanisms and escrowed know-how) in the case that (i) [***], (ii) [***]; (iii) [***]; (b) [***], (c) [***], and (d) subject to the foregoing, CSPC shall be the exclusive supplier of the Compound and the Licensed Products to Corbus for both supply and commercial purposes.
12.
CONFIDENTIALITY
12.1
Confidential Information. During the Term of this Agreement, and for a period of [***] following the expiration or earlier termination hereof, the receiving Party (the “Receiving Party”) shall maintain in confidence all non-public information (and all tangible and intangible embodiments thereof) of or controlled by the other Party that is disclosed by the other Party (the “Disclosing Party”) and identified as, or acknowledged to be, confidential at the time of disclosure or should be reasonably regarded as confidential given the nature of the information and the circumstances of disclosure (the “Confidential Information”), and shall not use, disclose, or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, Affiliates, employees, permitted licensees or Sublicensees, permitted assignees and agents, consultants, clinical investigators, or contractors of the Receiving Party, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each Party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each Party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.
12.2
Permitted Disclosures. The confidentiality obligations contained in Section 12.1 (Confidential Information) shall not apply to the extent that: (a) the Receiving Party is required (i) to disclose information required by law, regulation, or order of a governmental agency or a court of competent jurisdiction (other than information described in the following clause (ii)), provided in such case that the Receiving Party shall provide written notice thereof to the other Party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (ii) in the case where Corbus is the Receiving Party, to disclose information to any governmental agency to the extent necessary to obtain Regulatory Approvals for the Licensed Products; or (b) the Receiving Party can demonstrate by competent and sufficient evidence that (i) the disclosed information was public knowledge at the time of such disclosure to the Receiving Party, or thereafter became public knowledge, other than as a result of actions of the Receiving Party in violation hereof; (ii) the disclosed information was rightfully known by the Receiving Party (as shown by its written records) prior to the date of disclosure to the Receiving Party by the other Party hereunder; (iii) the disclosed information was disclosed to the Receiving Party on an unrestricted basis from a source unrelated to any Party to this Agreement and not under a duty of confidentiality to the other Party; or (iv) the disclosed information was independently developed by the Receiving Party without use of or reliance on the Confidential Information disclosed by the other Party. In the event that the Receiving Party or its Receiving Parties, as applicable, deem it reasonably necessary to disclose Confidential Information belonging to the Disclosing Party pursuant to this Section 12.2 (Permitted Disclosures), the Receiving Party shall, to the extent possible, provide the Disclosing Party with reasonable advance notice of such disclosure and take reasonable measures (including for example, where appropriate, the filing of a redacted copy of this Agreement approved by both Parties) to ensure confidential treatment of such information.

12.3
Notification. The Receiving Party shall notify the Disclosing Party immediately and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.
12.4
Destruction of Confidential Information. Upon the expiration or earlier termination of this Agreement, except as otherwise requested by the Disclosing Party, the Receiving Party shall: (a) destroy all tangible embodiments of Confidential Information of the Disclosing Party, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies, and analyses prepared by the Receiving Party or its Receiving Parties that contain, incorporate or are derived from such Confidential Information and provide written certification of such destruction to the Disclosing Party in a form reasonably acceptable to the Disclosing Party; and (b) immediately cease, and shall cause its Receiving Parties to cease, use of such Confidential Information as well as any information or materials that contain, incorporate, or are derived from such Confidential Information; provided, however, that in the event of expiration of this Agreement, Corbus shall have no obligations under this Section 12.4 (Destruction of Confidential Information) with respect to any Confidential Information that is included in or relates to the Licensed IP Rights and necessary for Corbus or any Sublicensee to exercise the non-exclusive license under Section 14.1 (Expiration).
12.5
Use of Name and Disclosure of Terms of this Agreement. Each Party shall keep the existence of, the terms of, and the transactions covered by this Agreement confidential and shall not disclose such information to any Third Party, or mention or otherwise use the name, insignia, symbol, trademark, trade name, or logotype of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance (which shall not be unreasonably withheld, conditioned, or delayed); provided, however, that a Receiving Party may disclose such information without the prior consent of the Disclosing Party to any Third Party who is performing diligence in connection with a transaction with such Receiving Party (including potential Sublicensees and licensees) so long as each such Third Party has signed a written confidentiality agreement with such Receiving Party no less restrictive than the terms hereof. The restrictions imposed by this Section 12 (Confidentiality) shall not prohibit either Party from making any disclosure that is required by Applicable Laws, rules or regulations or the requirements of a national securities exchange or another similar regulatory body, or that is expressly permitted under this Agreement. Further, the restrictions imposed on each Party under this Section 12 (Confidentiality) are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Section 12 (Confidentiality).
12.6
Publicity. Notwithstanding anything to the contrary in this Section 12 (Confidentiality), it is understood that CSPC shall issue a voluntary announcement announcing the execution of this Agreement in substantially the form attached hereto as Exhibit C (Voluntary Announcement of CSPC) and Corbus shall issue a press release announcing the execution of this Agreement in substantially the form attached hereto as Exhibit D (Press Release of Corbus). The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any subsequent press releases relating to this Agreement or the activity hereunder prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue (without any requirement to obtain the other Party’s consent) such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure or which are consistent with information disclosed in prior releases properly made hereunder.
12.7
Remedies. The Parties acknowledge and agree that the restrictions set forth in Section 12 (Confidentiality) are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Section 12 (Confidentiality) shall result in irreparable injury to the other Party for which there shall be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Section 12 (Confidentiality) by a Party, the other Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity. The breaching Party agrees to waive any requirement that the non-breaching Party: (a) post a bond or other security as a condition for obtaining any such relief; or (b) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. Nothing in this Section 12.7 (Remedies) is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.
13.
INTELLECTUAL PROPERTY
13.1
Ownership of Background Intellectual Property. The Background Intellectual Property of a Party shall remain such Party’s sole property. The Background Intellectual Property of CSPC shall include Licensed Patents, Licensed Know-How, and all right, title, and interest in any Improvement that (a) is Created by or on behalf of any Party, whether alone or in collaboration with the other Party or a Third Party, and (b) excluding any invention that claims any formulation or method of use of a Licensed Product (collectively, the “CSPC-Owned Improvements”). Corbus hereby agrees to assign and transfer and hereby assigns and transfers to CSPC any and all of its rights, interest, and title in and to the CSPC-Owned Improvements (if any) to CSPC without any further consideration. The Exclusive License shall automatically include all CSPC-Owned Improvements and all Intellectual Property Rights in and to the CSPC-Owned Improvements shall be considered Licensed IP Rights during the Term. For clarity, any Improvement that is a patentable invention that is Created by or on behalf of Corbus and claims [***] of a Licensed Product is not included in the definition of CSPC-Owned Improvements and instead is Corbus’s Solely Owned Foreground IP (or is Jointly Owned Foreground IP, to the extent it falls within the definition of Jointly Owned Foreground IP).
13.2
Ownership of Foreground Intellectual Property. Subject to CSPC’s ownership of the CSPC-Owned Improvements and the rights of Corbus under the Exclusive License: (a) each Party shall own any and all Data and Technology that does not constitute a CSPC-Owned Improvement and Intellectual Property Rights thereof Created solely by its employees, agents, or independent contractors in the course of performance of their activities hereunder (“Solely Owned Foreground IP”); and (b) any Data and Technology which is Created jointly by CSPC and Corbus (including their respective Affiliates and contractors), for which joint Development shall be determined based on United States laws applicable to such Data and Technology and the Intellectual

Property Rights associated therewith (“Jointly Owned Foreground IP”), shall be owned jointly by both Parties in equal undivided shares (“Joint Owners”). Subject to any other Intellectual Property Rights of the other Joint Owner (including the exclusive rights of Corbus under the Exclusive License with respect to CSPC’s interest in any Jointly Owned Foreground IP) and any other agreements between the Joint Owners, each Joint Owner may use, exploit, and commercialize such Jointly Owned Foreground IP and license and sublicense such Jointly Owned Foreground IP without the consent of the other Joint Owner and without any duty to account for or share proceeds with the other Joint Owner on account of such use, exploitation, commercialization, licensing, or sublicensing. Corbus hereby agrees to assign and transfer and hereby assigns and transfers to CSPC any and all of its rights, title, and interest in and to CSPC-Owned Improvements and CSPC’s Solely Owned Foreground IP (collectively, “CSPC New IP”) without any further consideration.
13.3
Grant-back to Corbus’s Solely Owned Foreground IP. Corbus hereby grants to CSPC an irrevocable, perpetual, non-exclusive, transferable, sublicensable (through multiple tiers), fully paid-up, royalty-free unrestricted license to any of Corbus’s Solely Owned Foreground IP and all of Corbus’s right, title, and interest in the Licensed Product CDx for the Development and Commercialization of the Licensed Products in the Excluded Territory and the Manufacturing of the Compound and the Licensed Products inside and outside the Collaborative Territory, including pursuant to this Agreement and the Master Supply Agreement, and the Development, Manufacturing, and the Commercialization of the Licensed Product CDx worldwide. Corbus shall inform CSPC without undue delay about any of Corbus’s Solely Owned Foreground IP and provide all relevant information that enables CSPC to effectively evaluate the scope of such Solely Owned Foreground IP.
13.4
Patent Prosecution and Maintenance of Licensed IP Rights. CSPC shall have the first right to control the preparation, filing, prosecution, and maintenance of all patents and patent applications within the Licensed Patents, CSPC New IP, and the Jointly Owned Foreground IP and the out-of-pocket costs incurred after the Effective Date that are associated with the preparing, filing, prosecution, and maintenance of the Licensed Patents in the Collaborative Territory that specifically Cover the Licensed Products (as opposed to Licensed Patents that Cover separately the monoclonal antibody, linker, or payload) shall be divided between the Parties as follows: [***] percent ([***]%) of such costs shall be borne by Corbus, and [***] percent ([***]%) of such costs shall be borne by CSPC. CSPC shall give Corbus a reasonable opportunity to review and comment on the text of each New Patent Application subject to this Section 13.4 (Patent Prosecution and Maintenance of Licensed IP Rights) before filing, give reasonable consideration to any comments provided by Corbus with respect to the foregoing, and supply Corbus with a copy of each New Patent Application as filed, together with notice of its filing date and serial number. In addition, CSPC shall in a timely manner provide Corbus with copies of all office actions and other substantive correspondence received from any patent office with respect to the Licensed Patents, and shall give Corbus a reasonable opportunity to review and comment on all proposed office action responses and other substantive submissions to the relevant patent office prior to submission and shall give reasonable consideration to any comments provided by Corbus with respect to the foregoing and shall supply Corbus with a copy of each office action response and other substantive submission as submitted. Corbus shall cooperate with CSPC, execute all lawful papers and instruments, and make all rightful oaths and declarations as may be necessary in the preparation, prosecution, and maintenance of all patents and other filings referred to in this Section 13.4 (Patent Prosecution and Maintenance of Licensed IP Rights). If CSPC, in its sole discretion, decides to abandon the preparation, filing, prosecution, or maintenance of any Licensed Patent in the Collaborative Territory, or Jointly Owned Foreground IP, then Corbus shall notify CSPC in writing of its intent to file, prosecute, and maintain CSPC’s rights in such Licensed Patent or Jointly Owned Foreground IP, reasonably in advance of any applicable deadline for filing, submission, or payment to the applicable patent office, and following the date of such notice, Corbus, at its option, may elect to have the right and be responsible for and to control, at its sole cost and discretion, the preparation, filing, prosecution, and maintenance of CSPC’s rights in such Licensed Patent in the Collaborative Territory or Jointly Owned Foreground IP.
13.5
Notification of Infringement. Each Party shall notify the other Party promptly upon becoming aware of any substantial infringement in the Collaborative Territory of any Licensed IP Rights and shall provide the other Party with the available evidence, if any, of such infringement.
13.6
Enforcement of Licensed IP Rights in the Field in the Collaborative Territory
13.6.1
CSPC hereby grants to Corbus, at its sole expense, the first right to determine the appropriate course of action to enforce CSPC’s rights in the Licensed IP Rights in the Field in the Collaborative Territory or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed IP Rights in the Field in the Collaborative Territory, to defend any declaratory judgments seeking to invalidate or hold the Licensed IP Rights unenforceable in the Field in the Collaborative Territory, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments, or other enforcement action with respect to Licensed IP Rights in the Field in the Collaborative Territory, in each case in Corbus’s own name.
13.6.2
If Corbus does not, within [***] of receipt of notice from CSPC, abate the infringement, or file suit to enforce the Licensed IP Rights against at least one (1) infringing party in the Field in the Collaborative Territory, CSPC shall have the right to take whatever action it deems appropriate to enforce the Licensed IP Rights; provided, however, that, within [***] after receipt of notice of CSPC’s intent to file such suit, Corbus shall have the right, subject to CSPC’s consent, to jointly prosecute such suit and to fund up to [***] the costs of such suit. Upon CSPC’s request, Corbus shall join CSPC in any action enforcing the Licensed IP Rights in the Field in the Collaborative Territory.
13.6.3
The Party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed IP Rights shall be shared, after reimbursement of litigation expenses to both Parties, as follows: (a) if Corbus controls the applicable enforcement action, [***] percent ([***]%) of such funds shall be retained by Corbus and [***] percent ([***]%) of such funds shall be retained by CSPC; and (b) if CSPC controls the applicable enforcement action, [***] percent ([***]%) of such funds shall be retained by CSPC and [***] percent ([***]%) of such funds shall be retained by Corbus. Neither Party shall incur any liability to the other Party as a consequence of any litigation initiated or pursued pursuant to this Section 13.6 (Enforcement of Licensed IP Rights in the Field in the Collaborative Territory)

or any unfavorable decision resulting therefrom, including any decision holding any Licensed IP Rights invalid or unenforceable.
13.6.4
Notwithstanding the above and anything to the contrary in this Agreement, CSPC shall have the sole and exclusive right, but not the obligation, to enforce and defend any Licensed IP Rights (whether directly or through any of its Affiliates or Third Party designees), including the initiation of any action for infringement of Licensed IP Rights, outside the Field or outside the Collaborative Territory.
13.7
Corbus’s Solely Owned Foreground IP
13.7.1
Patent Prosecution and Maintenance. Corbus shall have the sole right to control the preparation, filing, prosecution, and maintenance of all patents and patent applications within Corbus’s Solely Owned Foreground IP (“Corbus Solely Owned Patents”) at its sole expense. Corbus shall in a timely manner provide CSPC with copies of all office actions and other substantive correspondence received from any patent office with respect to Corbus Solely Owned Patents to the extent related to the Compound or a Licensed Product, and shall give CSPC a reasonable opportunity to review and comment on all proposed office action responses and other substantive submissions to the relevant patent office prior to submission and shall give reasonable consideration to any comments provided by CSPC with respect to the foregoing and shall supply CSPC with a copy of each office action response and other substantive submission as submitted.
13.7.2
Enforcement of Corbus’s Solely Owned Foreground IP
(a)
Enforcement in the Field in the Collaborative Territory. Corbus has, at its sole expense, the sole right to determine the appropriate course of action to enforce Corbus’s rights in Corbus’s Solely Owned Foreground IP or to otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Corbus’s Solely Owned Foreground IP, to defend any declaratory judgments seeking to invalidate or hold Corbus’s Solely Owned Foreground IP unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Corbus’s Solely Owned Foreground IP, in each case, in the Field in the Collaborative Territory, and in each case, in Corbus’s own name.
(i)
If Corbus does not, within [***] of receipt of notice from CSPC, abate the infringement or file suit to enforce Corbus’s Solely Owned Foreground IP against at least one (1) infringing party in the Field in the Collaborative Territory, CSPC shall have the right to take whatever action it deems appropriate to enforce Corbus’s Solely Owned Foreground IP; provided, however, that, within [***] after receipt of notice of CSPC’s intent to file such suit, Corbus shall have the right, subject to CSPC’s consent, to jointly prosecute such suit and to fund up to [***] the costs of such suit. Upon CSPC’s request, Corbus shall join CSPC in any action enforcing Corbus’s Solely Owned Foreground IP in the Field in the Collaborative Territory.
(ii)
The Party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce Corbus’s

Solely Owned Foreground IP shall be shared, after reimbursement of litigation expenses to both Parties, as follows: (a) if Corbus controls the applicable enforcement action, [***] percent ([***]%) of such funds shall be retained by Corbus and [***] percent ([***]%) of such funds shall be retained by CSPC; and (b) if CSPC controls the applicable enforcement action, [***] percent ([***]%) of such funds shall be retained by CSPC and [***] percent ([***]%) of such funds shall be retained by Corbus. Neither Party shall incur any liability to the other Party as a consequence of any litigation initiated or pursued pursuant to this Section 13.7.2(a) (Enforcement in the Field in the Collaborative Territory) or any unfavorable decision resulting therefrom, including any decision holding any Solely Owned Foreground IP of Corbus invalid or unenforceable.
(b)
Enforcement Outside the Field or Outside the Collaborative Territory
(i)
Corbus hereby grants to CSPC, at its sole expense, the first right to determine the appropriate course of action to enforce Corbus’s rights in Corbus’s Solely Owned Foreground IP or to otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Corbus’s Solely Owned Foreground IP, to defend any declaratory judgments seeking to invalidate or hold Corbus’s Solely Owned Foreground IP unenforceable, to control any litigation or other enforcement action, and to enter into, or permit, the settlement of any such litigation, declaratory judgments, or other enforcement action with respect to Corbus’s Solely Owned Foreground IP, in each case, outside the Field or outside the Collaborative Territory, and in each case, in CSPC’s own name.
(ii)
If CSPC does not, within [***] days of receipt of notice from Corbus, abate the infringement or file suit to enforce Corbus’s Solely Owned Foreground IP or the Licensed IP Rights against at least one (1) infringing party outside the Field or outside the Collaborative Territory, Corbus shall have the right to take whatever action it deems appropriate to enforce Corbus’s Solely Owned Foreground IP outside the Field or outside the Collaborative Territory; provided, however, that, within [***] days after receipt of notice of Corbus’s intent to file such suit, CSPC shall have the right, subject to Corbus’s consent, to jointly prosecute such suit and to fund up to [***] the costs of such suit. Upon CSPC’s request, Corbus shall join CSPC in any action enforcing Corbus’s Solely Owned Foreground IP Outside the Field or Outside the Collaborative Territory.
(iii)
The Party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce Corbus’s Solely Owned Foreground IP shall be shared, after reimbursement of litigation expenses to both Parties, as follows: (a) if Corbus controls the applicable enforcement action, [***] percent ([***]%) of such funds shall be retained by Corbus and [***] percent ([***]%) of such funds shall be retained by CSPC; and (b) if CSPC controls the applicable enforcement action, [***] percent ([***]%) of such funds shall be retained by CSPC and [***] percent ([***]%) of such funds shall be retained by Corbus. Neither Party shall incur any liability to the other Party as a consequence of any litigation initiated or pursued pursuant to this Section 13.7.2(b) (Enforcement Outside the Field or Outside the Collaborative Territory) or any unfavorable decision resulting therefrom, including any decision holding any Solely Owned Foreground IP of Corbus invalid or unenforceable.

13.8
Cooperation. In any suit to enforce and/or defend any Intellectual Property Rights pursuant to Section 13.6 (Enforcement of Licensed IP Rights in the Field in the Collaborative Territory) or Section 13.7.2 (Enforcement of Corbus’s Solely Owned Foreground IP), the Party not in control of such suit shall, at the request and expense of the controlling Party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. If Corbus is the enforcing Party in an enforcement action, Corbus shall act in good faith to preserve CSPC’s right, title, and interest in and to the Licensed IP Rights, shall keep CSPC advised as to the status of the litigation and shall not enter into a settlement of such litigation that would have an adverse impact on the validity or enforceability of the Licensed IP Rights or CSPC’s rights and benefits under this Agreement without first allowing CSPC the option of either approving the settlement or of continuing the litigation at CSPC’s expense for CSPC’s benefit. If CSPC is the enforcing Party in an enforcement action with respect to Corbus’s Solely Owned Foreground IP, CSPC shall act in good faith to preserve Corbus’ right, title, and interest in and to Corbus’s Solely Owned Foreground IP, shall keep Corbus advised as to the status of the litigation and shall not enter into a settlement of such litigation that would have an adverse impact on the validity or enforceability of Corbus’s Solely Owned Foreground IP without first allowing Corbus the option of either approving the settlement or of continuing the litigation at Corbus’ expense for Corbus’ benefit. Notwithstanding anything to the contrary in this Agreement, CSPC shall have the sole discretion in deciding whether or not to join any enforcement action of Corbus unless required by a competent court for standing purposes.
13.9
Privileged Communications. In furtherance of this Agreement, it is expected that CSPC and Corbus shall, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters, and other written, electronic, and verbal communications. Such disclosures are made with the understanding that they shall remain confidential, they shall not be deemed to waive any applicable attorney-client privilege and that they are made in connection with the shared community of legal interests existing between CSPC and Corbus, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of Licensed IP Rights.
14.
TERMINATION
14.1
Expiration. Subject to Sections 14.2 (Termination by CSPC), 14.3 (Termination by Corbus) and 14.4 (Termination for Cause) below, this Agreement shall become effective on the Effective Date and unless earlier terminated pursuant to this Section 14 (Termination) or upon mutual written agreement of both Parties, shall expire on the date of expiration of the last Royalty Term of the last Licensed Product (“Term”). Following such expiration of this Agreement, (a) the license granted to Corbus under Section 3.1.1 (Exclusive License) shall automatically become a fully paid-up, royalty-free, irrevocable, perpetual, non-exclusive, freely transferable, and sublicensable license under the Licensed IP Rights to Exploit Licensed Products in the Field in the Collaborative Territory and (b) the license granted to Corbus under Section 3.8 (Non-Exclusive License to Licensed Product CDx IP) shall continue to be effective solely if necessary to Develop or Commercialize a Licensed Product.
14.2
Termination by CSPC

14.2.1
Patent Challenge. CSPC may, at its sole discretion, terminate this Agreement, effective immediately, upon written notice to Corbus, upon the commencement by Corbus or any other Challenging Party of a Challenge Proceeding.
14.2.2
Other Events of Termination by CSPC. CSPC may unilaterally terminate this Agreement, in its sole discretion, upon one hundred and eighty (180) days’ prior written notice to Corbus or the successor of Corbus upon or following the occurrence of a CSPC Competitor Change of Control; provided, however, that this Agreement will not terminate if: (a) Corbus undergoes a CSPC Competitor Change of Control and, on the closing of such CSPC Competitor Change of Control, the applicable acquiring or merging party is Developing, Manufacturing, or Commercializing a Competing Product for use in the Field; and (b) no later than six (6) months following such closing (the “Wind Down Period”), Corbus or the successor of Corbus following such CSPC Competitor Change of Control, as applicable, has taken all necessary steps to fully Divest and Segregate the Competing Product, it being agreed that Corbus shall not be in breach of this Agreement during the Wind Down Period by taking steps to Divest and Segregate such Competing Product pursuant to the foregoing.
14.3
Termination by Corbus. After full and timely payment of the Upfront Fee pursuant to Section 4.1 (Upfront Fee), Corbus may terminate this Agreement without cause at any time upon one hundred and eighty (180) days’ written notice to CSPC.
14.4
Termination for Cause
14.4.1
Material Breach. The non-breaching Party shall have the right (but not the obligation) to terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within ninety (90) days from the date of such notice, and if such breach is not reasonably capable of cure within such ninety (90) day period and the breaching Party initiates good faith actions to cure such breach, the period to cure such breach shall be extended for so long as such good faith actions are being diligently pursued by the breaching Party but shall not exceed one hundred eighty (180) days unless otherwise agreed by the non-breaching Party. For clarity, a Party may seek damages for the other Party’s breach of this Agreement without terminating this Agreement.
14.4.2
Termination for Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party: (a) files in any court or agency pursuant to any statute or regulation of any state, country, or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets; (b) proposes a written agreement of composition or extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding that remains un-dismissed or un-stayed for a period of ninety (90) days after the filing thereof; (d) proposes or is a party to any dissolution or liquidation; or (e) makes an assignment for the benefit of its creditors.
14.5
Full Force and Effect during the Notice Period. This Agreement shall remain in full force and effect until the expiration of the applicable termination notice period. If any milestone payment under Section 4.3 (Milestones) is achieved during the termination notice period, then the corresponding milestone payment thereof shall be accrued and Corbus shall remain responsible for the payment of such milestone event even if the due date of such milestone payment may come after the effective date of the termination of this Agreement.
14.6
Notwithstanding anything to the contrary in the foregoing, if Corbus would otherwise have the right to terminate this Agreement pursuant to Section 14.4.1 (Material Breach), then in lieu of such termination Corbus may, upon written notice to CSPC, elect to continue this Agreement in full force and effect.
14.7
Effect of Expiration or Termination
14.7.1
Reversion of Rights; Sublicense. Upon termination (but not expiration) of this Agreement pursuant to this Section 14 (Termination): (a) the rights and licenses granted to Corbus under this Agreement, including under Section 3.1 (Licensed IP Rights), shall terminate, and all rights in and to and under the Licensed IP Rights shall revert to CSPC and neither Corbus or any of its Affiliates shall have any further rights of use or Exploitation of the Licensed IP Rights (except as provided in Section 14.7.4 (Inventory)); and (b) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, notwithstanding the foregoing, each Sublicensee that is not at that time in material breach of its Sublicense shall have the right to obtain a license from CSPC on substantially the same terms and conditions as set forth herein, which shall not impose any representations, warranties, obligations, or liabilities on CSPC that are not included in this Agreement; [***]. If any Sublicensee desires to enter into such a direct license, it shall be wholly the responsibility of that Sublicensee to notify CSPC of such desire no later than [***] after the effective date of termination of this Agreement.
14.7.2
Accruing Obligations. The expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including obligations to pay amounts accruing hereunder up to the date of termination or expiration.
14.7.3
Regulatory Approvals. Upon any termination of this Agreement by CPSC pursuant to Section 14.2.1 (Patent Challenge) or Section 14.4.1 (Material Breach) or if Corbus terminates this Agreement pursuant to Section 14.3 (Termination by Corbus), at CSPC’s request: (a) Corbus shall promptly transfer and hereby transfers ownership of any and all Regulatory Approvals for Licensed Products in the name of or otherwise owned or controlled by Corbus or its Affiliates to CSPC without any further consideration and (b) if Corbus is restricted under Applicable Laws from transferring ownership of any Regulatory Approval to CSPC, Corbus shall grant to CSPC a Right of Reference and use to such item free of charge and shall take all actions reasonably useful or necessary to effect such transfer or grant of Rights of Reference and use to CSPC or its designees. If the Agreement is terminated by Corbus due to CSPC’s material breach of the Agreement pursuant to Section 14.4.1 (Material Breach), except for the transfer of CSPC IND, which shall be made in accordance with Section 8.7 (Transfer of CSPC IND), Corbus shall promptly transfer and hereby grants to CSPC a Right of Reference to any and all Regulatory Approvals for Licensed Products in the name of or otherwise owned or controlled by Corbus or its Affiliates.

14.7.4
Inventory. In the event that this Agreement is terminated in its entirety for any reason (but, for clarity, not upon the expiration of this Agreement), Corbus shall discontinue the sale of the Licensed Products and shall have the right to sell its remaining inventory of the Licensed Products following such termination of this Agreement so long as Corbus has fully paid, and continues to fully pay when due, any and all payments owed to CSPC.
14.7.5
Intellectual Property. Upon any termination of this Agreement for any reason, Corbus shall, and shall cause its Affiliates to, disclose and grant (and hereby grants) to CSPC without any further consideration, a non-exclusive, irrevocable, royalty-free license under all the right, title, and interest of Corbus and its Affiliates in and to (a) any and all Corbus Product Data and other Data and Technology owned or controlled by Corbus or its Affiliates as of the effective date of termination or expiration of this Agreement that has been generated by or on behalf of Corbus or its Affiliates or Sublicensees, with respect to and that relates exclusively to Licensed Products; and (b) any Patents and other Intellectual Property Rights controlled by Corbus or its Affiliates and Created on or after the Effective Date that Cover any Licensed Product, in each case in (a) and (b), that are necessary or reasonably helpful to enable CSPC to Develop and Commercialize Licensed Products following such termination or expiration (collectively, “Termination IP”). Upon CSPC’s written request to Corbus before or within [***] after the expiration or termination of this Agreement, CSPC may request, and at CSPC’s request, Corbus shall enter into good faith negotiations to either (i) transfer ownership of Corbus’s right, title, and interest in any Termination IP to CSPC or (ii) grant to CSPC an exclusive, worldwide and royalty-bearing license under Corbus’s right, title, and interest in any Termination IP to Develop, Manufacture, and Commercialize the Licensed Products at a reasonable price to be agreed by the Parties. If the Parties are unable to agree on the terms and conditions of such transfer or grant, the Parties shall resolve such Dispute pursuant to Section 16 (Dispute Resolution).
14.8
Survival. The Parties’ respective rights, obligations, and duties under Section 1 (Definitions) (to the extent necessary to give effect to the other sections listed in this Section 14.8 (Survival)), Section 2.1 (Mutual Representations and Warranties), Section 2.2 (CSPC Representations and Warranties), Section 3.1.1 (Exclusive License) (only to the extent provided in the second sentence of Section 14.1 (Expiration)), Section 3.8 (Non-Exclusive License to Licensed Product CDx IP) (only to the extent provided in the second sentence of Section 14.1 (Expiration)), Section 4 (Financial Considerations) (with respect to all financial obligations arising or accruing prior to the effective date and time of termination and, to the extent this Agreement or specific terms under this Agreement survive termination of this Agreement, any financial obligations resulting therefrom), Section 5 (Royalty Reports and Accounting), Section 6 (Payments), Section 8.5 (Development Data), Section 12 (Confidentiality), Section 13 (Intellectual Property), Section 14.1 (Expiration), Section 14.7 (Effect of Expiration or Termination), Section 14.8 (Survival), Section 15 (Indemnification; Insurance) (except for Section 15.5 (Insurance)), Section 16 (Dispute Resolution), Section 17 (Force Majeure), and Section 18 (Miscellaneous), as well as any rights, obligations, and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement in accordance with their terms. In addition, Corbus’s obligations under Section 4.4 (Non-Royalty Sublicense Income) with respect to Sublicenses granted prior to expiration or termination of this Agreement shall survive such expiration or termination.

15.
INDEMNIFICATION; INSURANCE
15.1
By CSPC. Subject to Section 15.3 (Procedure), CSPC shall defend, indemnify, and hold harmless Corbus and its Affiliates and Sublicensees, and their respective directors, officers, employees, and agents (each, a “Corbus Indemnitee”) from and against any and all costs, fees, expenses, losses, liabilities, and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Corbus Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of any of the CSPC Indemnitees in connection with its activities under this Agreement; (b) the breach of this Agreement by CSPC or the breach of representations, warranties, and covenants made hereunder by CSPC; (c) CSPC’s or any of its Affiliates’ or licensee’s Development or Commercialization of a Licensed Product in the Excluded Territory; or (d) CSPC’s or any of its Affiliates’ Development of a Licensed Product prior to the Effective Date; except, in each case, to the extent caused by the negligence or willful misconduct of or breach of this Agreement or the Master Supply Agreement by Corbus or any Corbus Indemnitee.
15.2
By Corbus. Subject to Section 15.3 (Procedure), Corbus shall defend, indemnify and hold harmless CSPC, its Affiliates, and their respective directors, officers, employees, and agents (each, an “CSPC Indemnitee”) from and against any and all Losses to which any CSPC Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of any of the Corbus Indemnitees in connection with its activities under this Agreement; (b) the breach of this Agreement by Corbus or the breach of representations, warranties, and covenants made hereunder by Corbus; or (c) Corbus’s Development or Commercialization of a Licensed Product in the Collaborative Territory; except, in each case, to the extent caused by the negligence or willful misconduct of or breach of this Agreement or the Master Supply Agreement by CSPC or any CSPC Indemnitee.
15.3
Procedure. A Party or any of its indemnitees that intends to claim indemnification under this Section 15 (Indemnification; Insurance) (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall not relieve the Indemnitor of its indemnification obligations under this Section 15 (Indemnification; Insurance), except to the extent the Indemnitor is materially prejudiced by such failure. The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned, or delayed. So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not settle or compromise any such Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Claim as provided above: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b)

the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Section 15 (Indemnification; Insurance).
15.4
LIMITATION OF LIABILITY. NEITHER PARTY NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, OR FOR ANY LOSS OF PROFITS OR REVENUE (AND, FOR CLARITY, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO RECOVER FOR ANY LOST PROFIT OR LOST REVENUE DAMAGES WHETHER SUCH DAMAGES ARE CLAIMED AS DIRECT OR INDIRECT DAMAGES), ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THE FOREGOING SENTENCE IS INTENDED TO OR SHALL LIMIT OR RESTRICT: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 15.1 (BY CSPC) AND SECTION 15.2 (BY CORBUS); (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER SECTION 12 (CONFIDENTALITY); OR (C) DAMAGES AVAILABLE FOR A PARTY’S FRAUD OR WILLFUL MISCONDUCT OR BREACH OF SECTION 3.5 (NON-COMPETE).
15.5
Insurance. During the Term of this Agreement, each Party shall maintain such types and amounts of liability insurance as is normal and customary in the industry generally for similarly situated Parties and adequate to cover its obligations under this Agreement. Each Party shall provide the other Party with evidence of such insurance upon request. Such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Section 15 (Indemnification) or otherwise.
16.
DISPUTE RESOLUTION
16.1
Dispute Escalation. Except as provided in Section 7.1.4(b) (Final Decision Authority) and Section 16.5 (Patent and Trademark Disputes), upon the written request of either Party to the other Party, either Party may refer any claim, dispute, or controversy or claim arising out of or related to this Agreement (a “Dispute”) to the Executive Officer of Corbus and the Executive Officer of CSPC for resolution. If the Executive Officers are unable to resolve such matter within [***] after the initial written request, then, upon the written demand of either Party, the Parties shall resolve such matter by binding arbitration, as provided in Section 16.2 (Arbitration). Any Disputes about the propriety of commencing arbitration or the scope or applicability of the agreement to arbitrate shall be finally settled by the arbitral tribunal.
16.2
Arbitration
(a)
Any Dispute shall be resolved by final and binding arbitration under the commercial arbitration procedures of the American Arbitration Association (“AAA”) and administered by AAA in accordance with its Commercial Arbitration Rules as then in effect (the “Rules”), except as they be modified herein or by mutual agreement of the Parties.

(b)
The arbitration shall be conducted by a panel of three (3) arbitrator(s) appointed in accordance with the Rules; provided that: (i) no such arbitrator is not a current or former employee or director, or current stockholder, of either Party, any of their respective Affiliates or any of their Sublicensees; and (ii) each arbitrator has experience and familiarity with commercial licensing practices in the pharmaceutical and biotechnology industries. The seat, or legal place, of arbitration shall be New York, New York, USA, and all proceedings and communications shall be in the English language.
(c)
The arbitral tribunal shall permit discovery (including both the production of documents and deposition testimony) as reasonably necessary for an understanding of any legitimate issue raised in the arbitration, while also taking into account the desirability of making discovery efficient and cost-effective, and, in addition to the authority conferred upon the arbitral tribunal by such Rules, the arbitral tribunal shall have the authority to order production of documents in accordance with the IBA Rules on the Taking of Evidence in International Arbitration as current on the commencement of the arbitration.
(d)
The arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including conservatory relief and injunctive relief, provided that the arbitral tribunal’s authority to award special, incidental, consequential, or punitive damages is subject to the limitation set forth in Section 15.4 (Limitation of Liability), except to the extent the substantive laws of the State of New York, United States, do not permit such limitation. The award shall be rendered within [***] of the appointment of the arbitral tribunal unless the Parties jointly request an extension, or the arbitral tribunal determines, in a reasoned decision that the interest of justice or the complexity of the case requires that such limit be extended.
(e)
The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out the award without delay. Judgment upon the award may be entered in any court of competent jurisdiction.
(f)
During the pendency of the arbitration, each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitration and the arbitral tribunal shall fix costs in the arbitral award in accordance with the Rules.
16.3
Confidentiality of Arbitration. The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and the arbitral tribunal except: (a) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect, or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority; (b) with the consent of all Parties; (c) where needed for the preparation or presentation of a claim or defense in this arbitration; (d) where such information is already in the public domain other than as a result of a breach of this clause; or (e) by order of the arbitral tribunal upon application of a Party.
16.4
Injunctive Relief; Court Actions. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim injunctive or other interim relief in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, subject to Section 16.5 (Patent and Trademark Disputes) below, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other Intellectual Property Rights, and no such claim shall be subject to arbitration pursuant to Section 16.2 (Arbitration).
16.5
Patent and Trademark Disputes. Any dispute, controversy, or claim relating to the scope, validity, enforceability, or infringement of any Patents or trademarks covering the Manufacture, use, Development, or Commercialization of a Licensed Product shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.
17.
FORCE MAJEURE

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including fire, floods, pandemics, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions, or delays in acting by any Governmental Authority (each, a “Force Majeure Event”). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a Force Majeure Event affecting such Party, subject to Section 6.3 (Currency). If a Force Majeure Event persists for more than [***] days, the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure Event.

18.
MISCELLANEOUS
18.1
Relationship of the Parties. The relationship between CSPC and Corbus, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture, or similar business relationship between CSPC and Corbus. Neither CSPC nor Corbus is a legal representative of the other Party, and neither CSPC nor Corbus can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
18.2
Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.

18.3
Notices. Any notice, request, delivery, approval, or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in-person, transmitted by electronic mail (receipt verified) or by express courier service (signature required), or five (5) business days after it was sent by registered letter, return receipt requested (or its equivalent), to the Party to which it is directed at its address shown below or such other address as provided in writing by one (1) Party to the other Party.

If to CSPC:

CSPC Megalith Biopharmaceutical Co., Ltd.
519, Cangsheng Road, High-Tech Development Zone

Shijiazhuang, Hebei, China
Attn: Executive Assistant, Chairman’s Office

with a copy to:

CSPC Pharmaceutical Group Limited
302 Carnegie Center Blvd, Suite 100
Princeton, NJ 08540
Attn: President, International Division

Email: [***]

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP

200 Clarendon Street, Floor 21

Boston, MA 02116

Attn: Matthew Karlyn, Esq.

Email: [***]

If to Corbus:

Corbus Pharmaceuticals, Inc.

500 River Ridge Dr

Norwood, MA 02062

Attn: Chief Executive Officer

Email: [***]

with a copy to (which shall not constitute notice):

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Attn: Michael J. Lerner, Esq.

Email: [***]

If more than one (1) method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control. It is understood and agreed that this Section

18.3 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

18.4
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.
18.5
Assignment. Neither Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder: (a) to any Affiliate; provided, however, that such assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates (including pursuant to a collateral assignment and/or grant of a security interest in such situation) (or, in the case of an assignment of this Agreement by Corbus, to any acquirer of its rights to a Licensed Product), or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 18.5 (Assignment) shall be null and void ab initio.
18.6
Amendments. No change, modification, extension, termination, or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.
18.7
Entire Agreement. This Agreement (together with its Exhibits and attachments) embodies the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes any prior representations, understandings, and agreements between the Parties regarding the subject matter hereof and thereof (including that certain Licensing and Co-development Non-Binding Term Sheet for SYS6002 between CSPC Group and Corbus Pharmaceuticals Holdings, Inc. [***]). There are no representations, understandings, or agreements, oral or written, between the Parties regarding the subject matter hereof that are not fully expressed herein. In the event of any inconsistency between the terms of the Master Supply Agreement and this Agreement, the terms of this Agreement shall prevail.
18.8
Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.
18.9
Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.
18.10
Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. Unless otherwise specified, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement means calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.
18.11
Construction. Except where the context expressly requires otherwise: (a) the use of any gender herein encompasses references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” are deemed followed by the phrase “without limitation”; (c) any definition of or reference to any agreement, instrument or other document herein refers to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (d) any reference herein to any person includes the person’s successors and assigns; (e) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; (f) all references herein to Sections or Exhibits refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto; and (g) the word “or” is disjunctive but not necessarily exclusive.
18.12
Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

The remainder of this page is intentionally left blank.

Signatures are on the next page.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

CSPC MEGALITH BIOPHARMACEUTICAL CO., LTD.

By: ______________________________

Name: ____________________________

Title _____________________________

CORBUS PHARMACEUTICALS, INC.

By: ______________________________

Name: ____________________________

Title _____________________________

[signature page to Exclusive License Agreement]

EXHIBIT A

ANTIBODY SEQUENCE

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EXHIBIT B

LICENSED PATENTS

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EXHIBIT C

VOLUNTARY ANNOUNCEMEN OF CSPC

EXCLUSIVE LICENSE AGREEMENT FOR SYS6002 WITH CORBUS PHARMACEUTICALS

The board of directors (the “Board”) of CSPC Pharmaceutical Group Limited (the “Company”, together with its subsidiaries, the “Group”) is pleased to announce that CSPC Megalith Biopharmaceutical Co., Ltd. (“CSPC Megalith”), a subsidiary of the Company, has entered into an exclusive license agreement (the “Agreement”) with Corbus Pharmaceuticals, Inc. (“Corbus Pharmaceuticals”) for the development and commercialization of the Group’s SYS6002, A RECOMBINANT ANTI-HUMAN NECTIN-4 ANTIBODY-MMAE ANTIBODY-DRUG CONJUGATE (ADC) (the “Product”) in the United States, Canada, member countries of the European Union, Iceland, Liechtenstein, Norway, Switzerland, United Kingdom, and Australia (the “Territory”). CSPC Megalith will retain all rights in the rest of global markets including Great China, South East Asia, Middle East, Africa, Japan, South Korea and South/Latin America.

Under the terms of the Agreement, CSPC Megalith agreed to grant an exclusive license to Corbus Pharmaceuticals to develop and commercialize the Product in the Territory. CSPC Megalith will receive an upfront payment of US$7.5 million and is also eligible to receive up to US$130 million in development and regulatory milestone payments and up to US$555 million in sales milestone payments. The Group is also eligible to receive tiered royalty based on annual net sales of the Product in the Territory (including tiered double-digit percent in the United States).

About SYS6002

The Product employs CSPC’s proprietary enzyme-catalyzed site-specific antibody conjugation technology to direct the potent mitotic inhibitor MMAE specifically to Nectin-4 expressing cancer cells. The stability of the linker helps deliver high concentration of MMAE into the tumor and meanwhile limits side effects by reducing undesired systemic exposure.

Nectin-4 promotes the tumor proliferation, angiogenesis and lymphangiogenesis, and lymph metastasis and its expression level is very low in healthy adult human tissue. However, in many types of cancer including bladder, triple negative breast, lung, colorectal, pancreatic and ovarian cancers, expression of Nectin-4 is reactivated and expressed at high level. The upregulation of Nectin-4 is also an independent biomarker for poor overall survival in several cancer types.

Due to its selective expression in cancer, Nectin-4 has been a promising targeted therapy target for various cancers. The first NECTN4 targeting medicine is PADCEV® (generic name enfortumab vedotin-ejfv), an ADC of enfortumab, a monoclonal antibody targeting human Nectin-4, conjugated via a cleavable dipeptide linker with the microtubule inhibitor MMAE. It was approved by the FDA in 2019 for the treatment of locally advanced or metastatic urothelial carcinoma (mUC, the most common bladder cancer). Continued clinical development of PADCEV® has shown expanded utility in earlier lines of bladder cancer. Recent results from Phase III clinical study of PADCEV® showed that compared with chemotherapy, the response and survival rates were significantly improved in patients with advanced urothelial carcinoma in PADCEV® monotherapy. In addition, combination treatment with enfortumab vedotin-ejfv (PADCEV®) and pembrolizumab (Keytruda)

Exhibit C-1

yielded a high overall response rate and a manageable safety profile in patients with locally advanced or metastatic urothelial cancer. However, patients receiving PADCEV® can develop severe and fatal cutaneous adverse reactions including Stevens-Johnson syndrome and Toxic Epidermal Necrolysis (TEN), predominantly during the first cycle of treatment (Black Box per PADCEV® USPI).

The Product was designed to have homogeneous DAR distribution, better stability of the proprietary linker and the reduced drug to antibody ratio (2 vs 4 in PADCEV®) which improve blood stability and tumor specific release for better safety profile and efficacy. Compared with PADCEV®, the Product showed higher or similar anti-tumor efficacy at the same dose level in all the in vivo cancer models. In addition, the Product safety profile observed in the toxicology studies was consistent with the anti-mitotic mechanism of action of MMAE and are similar to those observed with other antibody-MMAE conjugates.

About Corbus Pharmaceuticals

Corbus is a precision oncology company committed to helping people defeat serious illness by bringing innovative scientific approaches to well understood biological pathways. Corbus’ current pipeline includes CRB-601, an anti-integrin monoclonal antibody which blocks the activation of TGFβ expressed on cancer cells, and CRB-701, a next generation antibody drug conjugate that targets the expression of Nectin-4 on cancer cells to release a cytotoxic payload. Corbus is headquartered in Norwood, Massachusetts.

Exhibit C-2

EXHIBIT D

PRESS RELEASE OF CORBUS

Corbus Pharmaceuticals expands oncology pipeline with the addition of a clinical stage Nectin-4 targeting Antibody Drug Conjugate (ADC)

•
CRB-701 (SYS6002) is designed for improved therapeutic index and to act on a broad range of Nectin-4 expressing tumors
•
Clinical development is underway and will focus on urothelial cancer and other Nectin-4-positive solid tumors potentially including lung, breast and prostate cancer
•
Licensing agreement with CSPC Pharmaceutical Group grants exclusive development and commercialization rights in the United States, Canada, Europe and Australia
•
A reverse stock split of 1:30 will be carried out in conjunction with this deal effective on February 14, 2023

---

Norwood, MA, February 13, 2023 (PR NEWSWIRE) -- Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a precision oncology company, today announced that it has entered into an exclusive licensing agreement with CSPC Megalith Biopharmaceutical Co., Ltd, a subsidiary of CSPC Pharmaceutical Group Limited (CSPC; HKEX: 01093) for development and commercialization of CRB-701 (SYS6002): a novel clinical stage antibody drug conjugate (ADC) targeting Nectin-4. The agreement covers exclusive commercialization rights to CRB-701 in the United States, Canada, the European Union (including the European Free Trade Area), the United Kingdom, and Australia. CSPC will retain all rights to SYS6002 in the remaining global markets. The IND for CRB-701 has been cleared by the US FDA. CRB-701 is currently being investigated by CSPC in a Phase 1 dose escalation clinical trial in advanced solid tumors in China. Corbus is planning to bridge data from this Phase 1 trial to support a US clinical trial starting in 2024. Corbus and CSPC will work collaboratively to execute the clinical development of CRB-701 with Corbus responsible for the clinical development in the US and other licensed territories.

“This agreement adds a promising clinical-stage asset with a validated mechanism of action to our pipeline and reinforces the evolution of Corbus into a precision oncology company. We will leverage the R&D infrastructure that we have established for our TGFβ modulator (CRB-601) to also enhance our understanding of Nectin-4,” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus. “By combining recent cost-reduction measures as well as prioritization of resources to this new program, we can maintain our previously stated cash runway through the second quarter of 2024.”

CSPC will receive an upfront payment of $7.5 million. CSPC will also be eligible to receive royalties on net sales and up to $130 million in potential development and regulatory milestone payments and $555 million in potential commercial milestone payments.

“CRB-701 has several key features that support a differentiated profile,” said Rachael Brake, Ph.D., Chief Scientific Officer of Corbus. “These include site specific conjugation chemistry that leads to low payload release in plasma, a novel Fc-enabled antibody with an improved pharmacokinetic profile and toxicology data that suggests that there is an ability to achieve higher exposures with CRB-701. We look forward to working with CSPC to advance clinical development of this asset and realize its full potential.”

“This partnership with Corbus, is an example of our focused effort to bring our innovative pipeline overseas to help patients battling cancer. We look forward to collaborating with Corbus with the goal of developing this ADC as a potentially impactful treatment option to patients in need,” said Zhang Cuilong, Chief Executive Officer of CSPC.

Reverse Stock Split

Concurrent with the licensing agreement, Corbus also announced a 1-for-30 reverse stock split of its common stock, effective on February 14, 2023. Beginning on February 14, 2023, the Company’s common stock will continue to trade on The Nasdaq Capital Market on a reverse split adjusted basis under the trading symbol ‘CRBP’, but will trade under the following CUSIP number 21833P301: The reverse stock split was approved by Corbus stockholders on December 20th and is intended to increase the Company's stock price to regain compliance with the $1.00 minimum bid price requirement of The NASDAQ Capital Market. Upon effectiveness of the reverse stock split, every thirty shares of common stock issued and outstanding will be automatically converted into one share of Corbus common stock, with no corresponding reduction in the number of authorized shares of the common stock. Any fraction of a share of common stock that would be created will be paid out to stockholders in cash equal to such fraction multiplied by the average of the closing sales prices of the common stock on The Nasdaq Capital Market for the five consecutive trading days immediately preceding the effective date of the reverse split, adjusted to give effect to the 1-for-30 reverse split.

For additional information on the reverse stock split, please refer to Corbus’ Current Report on Form 8-K filed today, February 13, 2023.

About Corbus

Corbus is a precision oncology company committed to helping people defeat serious illness by bringing innovative scientific approaches to well understood biological pathways. Corbus’ current pipeline includes CRB-601, an anti-integrin monoclonal antibody that blocks the activation of TGFβ expressed on cancer cells, and CRB-701, a next generation antibody drug conjugate that targets the expression of Nectin-4 on cancer cells to release a cytotoxic payload. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on Twitter, LinkedIn and Facebook.

About CSPC Pharmaceutical Group Limited

CSPC is a leading pharmaceutical conglomerate in China with strong capabilities in research and development, manufacturing, and marketing of innovative drugs. The Company was listed on the Hong Kong Stock Exchange (stock code: HK1093) in 1994 and became a constituent stock of the Hang Sang Index in 2018. Currently, it is also a constituent stock of Hang Seng Composite Index, Hang Seng Healthcare Index, Hang Seng Mainland Healthcare Index, Hang Seng Stock Connect Index, Hang Seng (Hong Kong-listed) 100 Index and Hang Seng China Enterprise Index. CPSC has more than 24,000 employees. CSPC has a national top research and development team with research and development bases in Shijiazhuang, Shanghai, Beijing, and the United States, focusing on the discovery, research and development of small molecule targeted drugs, nanodrugs, monoclonal antibody drugs, bispecific antibody drugs, antibody-drug conjugates, mRNA vaccines, small nucleic acid drugs and biological drugs in the immune field. For more information, please visit its website at CSPC Pharmaceutical Group Limited.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company's restructuring, trial results, product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities, the Company’s compliance with Nasdaq’s continued listing criteria and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management's current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential,” "predict," "project," "should," "would" and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors, including whether the Company will be able to regain and maintain compliance with Nasdaq’s continued listing criteria, the potential impact of the COVID-19 pandemic and the potential impact of sustained social distancing efforts, on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Sean Moran

Chief Financial Officer

Corbus Pharmaceuticals, Inc.

sean.moran@corbuspharma.com

Bruce Mackle
Managing Director
LifeSci Advisors, LLC
bmackle@lifesciadvisors.com

EXHIBIT E

EU-PLUS COUNTRIES

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